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As Filed with the Securities and Exchange Commission on December 29, 2004

Registration No. 333-118553

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Photonic Products Group, Inc.

(Exact name of Registrant as specified in its charter)

New Jersey	3679	22-2003247
(State or Other Jurisdiction of Incorporation of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

181 Legrand Avenue
Northvale, NJ 07647
(201) 767-1910
(Address, including Zip code and Telephone Number Including Area Code, of Registrant's Principal Executive Offices)

William Miraglia
Chief Financial Officer
Photonic Products Group, Inc.
181 Legrand Avenue
Northvale, NJ 07647
Phone (207) 767-1910
Fax (207) 767-9644
(Name, Address, including Zip code and Telephone Number Including Area Code, of Agent for Service)

Copies to:

Alan Wovsaniker
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Phone (973) 597-2500
Fax (973) 597-2565

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value .01 per share	3,043,425 shares	$3,318,124(1)	$420.41

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December    , 2004.

3,043,425 Shares

Photonic Products Group, Inc.

Common Stock

        This prospectus relates to (1) the resale of 1,581,000 shares of our common stock, per value $.01 per share ("Common Stock") issued pursuant to our Confidential Private Placement Memorandum dated June 1, 2004 (the "June 2004 Private Placement") by the holders of these shares named in this prospectus, whom we refer to as the "Selling Shareholders," and their transferees and (2) the resale from time to time of up to 1,462,425 shares of our Common Stock issuable upon exercise of warrants at an initial exercise price of $1.35, which warrants were issued pursuant to the June 2004 Private Placement. See "Selling Shareholders". We are registering the shares to provide for freely tradeable securities. We will not receive any of the proceeds from the disposition of shares by the Selling Shareholders, but we have agreed to bear the cost relating to the registration of the shares.

        Investing in our Common Stock involves significant risk. You should read this entire prospectus carefully, including the section entitled "Risk Factors".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Some of the shares of Common Stock registered hereunder may be sold upon exercise of warrants from time to time by the holders, and persons exercising the warrants may engage a broker or dealer to sell the shares they receive. For additional information on the possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution".

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to issue shares of our Common Stock only in jurisdictions where these offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

The date of this prospectus is December    , 2004

TABLE OF CONTENTS

RISK FACTORS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
CAPITALIZATION	6
SELLING SHAREHOLDERS	7
PLAN OF DISTRIBUTION	11
DESCRIPTION OF CAPITAL STOCK	13
OUR BUSINESS	15
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	23
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	26
SELECTED FINANCIAL DATA	30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	31
DIRECTORS AND EXECUTIVE OFFICERS	41
EXECUTIVE COMPENSATION	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53
DESCRIPTION OF CERTAIN DEBT	54
LEGAL MATTERS	55
EXPERTS	55
WHERE YOU CAN FIND MORE INFORMATION	55
INDEX TO FINANCIAL STATEMENTS	F-1

i

RISK FACTORS

        Before deciding to invest in our Common Stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition or future results. If that occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Company and Industry

We have incurred operating losses for the past three years.

        We have suffered significant operating losses for the past three years. As a result there has been a substantial increase in borrowing to provide working capital during this time. Continued losses puts us at risk, in that there are no assurances we will be able to borrow additional funds to sustain operations.

We may not succeed in our strategy of acquiring complementary businesses or in integrating acquired businesses.

        Our business strategy includes expanding our production capacities, product lines and market reach through both internal growth and acquisition of complementary businesses. We may not succeed in finding or completing acquisitions of such businesses, nor can we be assured that we will be able to raise the financial capital needed for an acquisition. Acquisitions may result in substantial per share financial dilution of our Common Stock from the issuance of equity securities. This may also result in the taking on of debt and contingent liabilities, and amortization expenses related to intangible assets acquired, any of which could have a material adverse affect on our business, financial condition or results of operations. Also, acquired businesses may be experiencing operating losses. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired company's people, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company's key employees.

We depend on, but may not succeed in, developing and acquiring new products and processes.

        In order to meet our strategic objectives, we must continue to develop, manufacture and market new products, and to develop new processes and to improve existing processes. As a result, we expect to continue to make significant investments in research and development and to continue to consider from time to time the strategic acquisition of businesses, products, or technologies complementary to our business. There can be no assurance that we will be able to develop and introduce new products or enhancements to our existing products and processes in a way that achieves market acceptance or other pertinent targeted results. Nor can we be sure that we will be successful in acquiring complementary businesses, products, or technologies. Failure to do so could have a material adverse affect on our ability to grow our business.

Our business success depends on our ability to recruit and retain key personnel.

        Our existing business and expansion plans depend on the expertise, experience and services of our scientists, engineers, production and management personnel, and on our ability to recruit additional personnel. There is competition for the services of these personnel, and there is no assurance that we will be able to retain or attract the personnel necessary for our success, despite our efforts to do so. The loss of the services of our key personnel could have a material adverse affect on our business and on our results of operations.

We face competition.

        We may encounter substantial competition from other companies positioned to serve the same market sectors that we serve. Some competitors may have financial, technical, marketing or other resources more extensive than ours, or may be able to respond more quickly than we can to new or emerging technologies and other competitive pressures. We may not be successful in winning orders against our present or future competitors, which may adversely affect our business, growth objectives, financial condition, and operating results.

Our manufacturing processes require products from limited sources of supply.

        We utilize many relatively uncommon materials and compounds to manufacture our products. Examples include optical grade quartz, specialty optical glasses, scarce natural and man-made crystals, and high purity chemical compounds. Failure of our suppliers to deliver sufficient quantities of these necessary materials on a timely basis, or to deliver contaminated or inferior quality materials, or to markedly increase their prices could have an adverse effect on our business, despite our efforts to secure long term commitments from our suppliers. Adverse results might include reducing our ability to meet commitments to our customers, compromising our relationship with customers, adversely affecting our ability to meet expanding demand for our products, or causing our financial results to deteriorate.

Our operations may be adversely affected if we fail to keep pace with industry developments.

        We serve industries and market sectors which will be affected by future technological developments. The introduction of products or processes utilizing new developments could render our existing products or processes obsolete or unmarketable. Our continued success will depend upon our ability to develop and introduce on a timely and cost-effective basis new products, processes, and manufacturing capabilities that keep pace with developments and address increasingly sophisticated customer requirements. There can be no assurance that we will be successful.

We may not be able to fully protect our intellectual property.

        We do not currently hold any material patents applicable to our most important products or manufacturing processes. We rely on a combination of trade secret and employee non-competition and nondisclosure agreements to protect our intellectual property rights. There can be no assurance that the steps we take will be adequate to prevent misappropriation of our technology. In addition, there can be no assurance that, in the future, third parties will not assert infringement claims against us. Asserting our rights or defending against third-party claims could involve substantial expense, thus materially and adversely affecting our business, results of operations or financial condition.

Product yield problems and product defects that are not detected until products are in service could increase our costs and/or reduce our revenues.

        Changes in our manufacturing processes or in that of our suppliers, or the use of defective or contaminated materials by us, could result in an adverse effect on our ability to achieve acceptable manufacturing yields, delivery performance, and product reliability. To the extent that we do not achieve such yields, delivery performance or product reliability, our business, operating results, financial condition and customer relationships could be adversely affected. Additionally, our customers may discover defects in our products after the products have been put into service in their systems. In addition, some of our products are combined by our customers with products from other vendors, which may contain defects, making it difficult and costly to ascertain whose product carries liability. Any of the foregoing developments could result in increased costs, loss of customers, diversion of technical resources, legal action by our customers, or damage to our reputation.

International sales account for a significant portion of our revenues.

        Sales to customers in countries other than the United States accounted for approximately 19%, 19% and 31% of revenues during the years ended December 31, 2003, 2002, and 2001, respectively. We anticipate that international sales will continue to account for a significant portion of our revenues for the foreseeable future. In particular, although our international sales are denominated in U.S. dollars, currency exchange fluctuations in countries where we do business could have a material adverse effect on our business, financial condition or results of operations, by making us less price-competitive than foreign manufacturers.

Future sales of our Common Stock may depress our share price.

        As of December 20, 2004, we had 7,186,844 shares of Common Stock outstanding. Approximately 4,339,635 shares are freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. The remaining 2,847,209 shares of Common Stock outstanding will be available for sale in the public market six months after July 30, 2004, although all 2,847,209 shares will be subject to certain volume limitations under Rule 144 of the Securities Act. The foregoing assumes the effectiveness of the lock-up agreements under which holders of shares of our Common Stock and holders of certain outstanding options and subordinated convertible notes have agreed not to sell or otherwise dispose of their shares of Common Stock held or issuable upon exercise or conversion of options or subordinated convertible notes and that have not been waived. The lock-up agreements may, at any time without notice, be released. Sales of substantial amounts of our Common Stock in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. After the lock-up agreements expire, additional shareholders, including our majority shareholders, will be able to sell their shares, subject to legal restrictions on transfer. We may also sell additional shares of Common Stock in subsequent offerings, which may adversely affect market prices for our Common Stock.

Our stock price may fluctuate.

        Many factors, including, but not limited to, future announcements concerning us, our competitors or customers, as well as quarterly variations in operating results, announcements of technological innovations, seasonal or other variations in anticipated or actual results of operations, changes in earnings estimates by analysts or reports regarding our industry in the financial press or investment advisory publications, could cause the market price of our stock to fluctuate substantially. In addition, our stock price may fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions such as recessions, military conflicts, or market or market-sector declines, may materially and adversely affect the market price of our Common Stock. In addition, any information concerning us, including projections of future operating results, appearing in investment advisory publications or on-line bulletin boards or otherwise emanating from a source other than us could in the future contribute to volatility in the market price of our Common Stock.

Many of our customer's industries are cyclical.

        Our business is significantly dependent on the demand our customers experience for their products. Many of their end users are in industries that historically have experienced a cyclical demand for their products, including but not limited to (semiconductor) process control, capital equipment manufacturing, defense electro-optics systems manufacturing, and telecommunications infrastructure expansion. As a result, demand for our products and our financial results of operations are subject to cyclical fluctuations.

As general economic conditions deteriorate, our financial results suffer.

        Significant economic downturns or recessions in the United States or Europe could adversely affect our business, by causing a temporary or longer term decline in demand for the Company's goods and services. Additionally, our revenues and earnings may be affected by general economic factors, such as excessive inflation, currency fluctuations and employment levels.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made in this prospectus are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Our Business," but are found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

        Specific factors that might cause actual results to differ from our expectations or may affect the value of the Common Stock, include, but are not limited to:

  •
  changes in general economic and business conditions, domestically and internationally;

  •
  reductions in sales to or the loss of any significant customers;

  •
  rapid technological change in the optical components and laser accessories industries;

  •
  significant competition in our industry;

  •
  changes in political, social and economic conditions and local regulations with respect to our international sales;

  •
  foreign currency fluctuations;

  •
  disruptions of established supply channels;

  •
  cancellations, reductions or delays in customers' orders or commitments;

  •
  changes in government regulations or product certifications;

  •
  our level of debt and restrictions imposed by our debt instruments;

  •
  the availability, terms and deployment of capital; and

  •
  the costs inherent in complying with laws and regulations applicable to public reporting companies, such as the Sarbanes-Oxley Act of 2002.

USE OF PROCEEDS

        We are registering the shares to provide for freely tradeable securities for the Selling Shareholders. We will not receive any of the proceeds from the disposition of shares by the Selling Shareholders, but we have agreed to bear the cost relating to the registration of the shares.

CAPITALIZATION

        The following table summarizes our cash and cash equivalents, actual debt and capitalization (i) as of September 30, 2004 and (ii) September 30, 2004 on a pro forma basis giving effect to the consummation of the acquisition of MRC Precision Metal Optics, Inc. You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2004
	Actual	Pro Forma
Cash and Cash Equivalents	$2,709,245	$2,387,705

Debt:
Borrowings under factoring agreements		394,865
Secured promissory note(1)	1,700,000	1,700,000
Other notes payable	130,618	966,590
Capital lease obligations	114,637	815,450
Subordinated promissory note(2)	3,500,000	3,500,000
Total Debt	5,445,255	7,376,905
Shareholders' Equity:
Preferred stock(3)	2,600,000	2,600,000
Common stock, $0.01 par value; 60,000,000 shares authorized and 7,160,903(4) outstanding	70,269	70,269
Additional paid-in capital	$10,879,302	10,879,302
Accumulated deficit	(9,549,901)	(9,549,901)
Treasury stock	(14,950)	(14,950)
Total Shareholders' Equity	3,984,720	3,984,720
Total Capitalization	12,139,220	13,749,330

(1)
As of September 30, 2004, we had an outstanding Secured Promissory Note for $1.7 million.

(2)
As of September 30, 2004 we had three outstanding subordinated convertible promissory notes, convertible into an aggregate of 3,500,000 shares of our Common Stock and warrants exercisable for an aggregate of 2,625,000 shares of Common Stock.

(3)
As of September 30, 2004 we had (i) 500 shares of Series A Preferred Stock with a 10% dividend and $500,000 liquidation preference, convertible into 500,000 shares of Common Stock and (ii) 2,100 shares of Series B Preferred Stock with a 10% dividend and $2,100,000 liquidation preference, convertible into 840,000 shares of Common Stock.

(4)
Does not include (i) 1,322,400 shares of Common Stock underlying options, warrants and rights granted to certain employees, officers and directors pursuant to our 1991 Key Employee Compensation Program and our 2000 Equity Compensation Program (the "Plans"), (ii) 3,500,000 shares of Common Stock and 2,625,000 shares of Common Stock underlying warrants issuable pursuant to outstanding subordinated convertible promissory notes; (iii) 200,000 shares of Common Stock underlying outstanding warrants to purchase the Company's Common Stock at $0.425 per share, (iv) 200,000 shares of Common Stock underlying outstanding warrants to purchase the Company's Common Stock at $1.08 per share, (v) 500,000 shares of Common Stock underlying Series A Preferred Stock and 840,000 shares of Common Stock underlying Series B Preferred Stock (vi) 2,488,200 shares of Common Stock which have been reserved for future issuance under the Plans and (vii) 1,462,425 shares of Common Stock underlying warrants issued pursuant to the June 2004 Private Placement.

SELLING SHAREHOLDERS

        We are registering for resale shares of our Common Stock held by the shareholders (the "Selling Shareholders") identified below. The Selling Shareholders acquired the resale shares pursuant to a private placement of securities that was not registered with the Securities and Exchange Commission (the "June 2004 Private Placement"). Pursuant to the terms of subscription agreements ("Subscription Agreements") entered into with investors ("Investors") in connection with the June 2004 Private Placement, we issued and sold to Investors Units of securities comprising of (i) an aggregate of 1,581,000 shares of Common Stock and (ii) five-year warrants ("Warrants") to purchase up to an aggregate of 1,185,750 shares of our Common Stock at an exercise price of $1.35 per share, subject to anti-dilution adjustment.

        We also issued five-year warrants ("Placement Agent Warrants") to purchase up to an aggregate of 276,675 shares of our Common Stock to Casimir Capital, LP (the "Placement Agent"), as placement agent for the June 2004 Private Placement. The Placement Agent Warrants have the same terms as the Warrants, except that the Placement Agent Warrants are entitled to a cashless exercise wherein the exercise price for such warrants is payable by the surrender of shares of Common Stock otherwise issuable. The Common Stock, Warrants, Placement Agent Warrants and the Common Stock underlying the Warrants and the Placement Agent Warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

        Under the terms of the Subscription Agreements and a placement agent agreement, we have granted the Investors and the Placement Agent certain registration rights pursuant to which we agreed to register the shares of Common Stock issued pursuant to the June 2004 Private Placement (including, such shares as are issuable pursuant to the Warrants and the Placement Agent Warrants).

        We are now registering the shares of Common Stock issued pursuant to the June 2004 Private Placement (including such shares as are issuable pursuant to the Warrants and the Placement Agent Warrants). We are bearing the expenses of this registration. We are registering the shares to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the Selling Shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

  •
  the name of each Selling Shareholder,

  •
  the number and percent of shares of our Common Stock that each Selling Shareholder beneficially owned prior to the offering for resale of the shares under this prospectus,

  •
  the number of shares of our Common Stock that may be offered for resale for the account of each Selling Shareholder under this prospectus, and

  •
  the number and percent of shares of our Common Stock to be beneficially owned by each Selling Shareholder after the offering for resale of the shares under this prospectus (assuming all such shares are sold by each Selling Shareholder).

        The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each Selling Shareholder may offer under this prospectus, including shares underlying warrants acquired pursuant to the June 2004 Private Placement. We do not know how long each Selling Shareholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by each Selling Shareholder listed below.

        This table is prepared solely based on information supplied to us by the listed Selling Shareholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares listed. The applicable percentages of beneficial ownership are based on an aggregate of 7,186,844 shares of our Common Stock issued and outstanding on December 20, 2004.

        Percentages are calculated assuming sale by each individual or entity of the securities and warrants owned by each individual or entity separately without considering the dilutive effect of sales and security conversions by any other individual or entity.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Selling Shareholder			Number of Shares Being Offered(1)
	Number	Percent		Number	Percent
Richard F. Sands (2)	63,200	0.9%	63,200	0	0%
Richard F. Sands 1999 Family Trust (2)	15,800	0.2%	15,800	0	0%
Wayde Walker (2)	20,000	0.3%	20,000	0	0%
Kevin Wilson (2)	7,000	0.1%	7,000	0	0%
Richard Brewster (2)	3,500	*	3,500	0	0%
Rafael Vasquez (2)	2,000	*	2,000	0	0%
Matthew Eitner (2)	3,500	*	3,500	0	0%
Matthew McGovern (2)	20,745	0.3%	20,745	0	0%
Nathaniel Clay (2)	5,000	*	5,000	0	0%
William Poon (2)	5,000	*	5,000	0	0%
Shraga Faskowitz (2)	5,000	*	5,000	0	0%
Richard Michalski (2)	1,000	*	1,000	0	0%
Brian Smith (2)	1,000	*	1,000	0	0%
James Ahern (2)	1,000	*	1,000	0	0%
Scott Steele (2)	1,000	*	1,000	0	0%
Anthony Miller (2)	1,000	*	1,000	0	0%
Alan Feldman (2)	13,000	0.2%	13,000	0	0%
Charles Savage (2)	6,000	*	6,000	0	0%
David Bloom (2)	1,000	*	1,000	0	0%
Matthew Donohue (2)	1,000	*	1,000	0	0%
Kent Mitchell (2)	1,000	*	1,000	0	0%
Ian O'Brien Rupert (2)	1,000	*	1,000	0	0%
Trautman Wasserman Private Equity (2)	9,590	0.1%	9,590	0	0%
Bob Spiegel (2)	1,920	*	1,920	0	0%
James Palmer (2)	1,570	*	1,570	0	0%
Gordon Fallone (2)	1,919	*	1,919	0	0%
Bob Hill (2)	1,690	*	1,690	0	0%
Andre McClure (2)	1,591	*	1,591	0	0%
John Cassidy (2)	350	*	350	0	0%
Andy Gallion (2)	250	*	250	0	0%
Kevin Palmer (2)	300	*	300	0	0%
Michael R. Hamblett (2)	39,375	0.5%	39,375	0	0%
Anthony J. Spatacco Jr (2)	19,687	0.3%	19,687	0	0%
Starboard Capital Markets LLC (2)	19,688	0.3%	19,688	0	0%
Doug Millar	17,500	0.2%	17,500	0	0%
Michael Lusk	17,500	0.2%	17,500	0	0%
Source One	175,000	2.4%	175,000	0	0%
Ron Lucas	17,500	0.2%	17,500	0	0%

Dennis R. Lopach	17,500	0.2%	17,500	0	0%
George Bowker	8,750	0.1%	8,750	0	0%
Christopher J. Whyman IRA	43,750	0.6%	43,750	0	0%
Richard M. Biben	17,500	0.2%	17,500	0	0%
George R. Martin	17,500	0.2%	17,500	0	0%
Philippa Trading Inc.	87,500	1.2%	87,500	0	0%
Robert Burns	17,500	0.2%	17,500	0	0%
Irwin Gruverman	43,750	0.6%	43,750	0	0%
Joseph J. McLaughlin, Jr.	43,750	0.6%	43,750	0	0%
Richard A. Jacoby	87,500	1.2%	87,500	0	0%
Professional Traders Fund, LLC	175,000	2.4%	175,000	0	0%
Garry Higdem	52,500	0.7%	52,500	0	0%
David Cipolla	43,750	0.6%	43,750	0	0%
David R. Beck, SEP-IRA	17,500	0.2%	17,500	0	0%
Bruce A. Crawford	3,500	0.1%	3,500	0	0%
Bhopinder Matharu	8,750	0.1%	8,750	0	0%
John P. Ward	8,750	0.1%	8,750	0	0%
Richard Meehan	3,500	0.1%	3,500	0	0%
Greg Dawe	131,250	1.8%	131,250	0	0%
Scott S. Monroe	87,500	1.2%	87,500	0	0%
Daniel P. Bjornson	17,500	0.2%	17,500	0	0%
H.D. Overbeeke	43,750	0.6%	43,750	0	0%
Gregory and Carol Herr	8,750	0.1%	8,750	0	0%
John Igoe	35,000	0.5%	35,000	0	0%
John Younts	10,500	0.2%	10,500	0	0%
Steven A. Heggelke	17,500	0.2%	17,500	0	0%
Bruce & Victoria Butler	2,625	*	2,625	0	0%
Gordon Gregoretti	52,500	0.7%	52,500	0	0%
Rock II, LLC	262,500	3.6%	262,500	0	0%
Richard Fisler	17,500	0.2%	17,500	0	0%
Robert E. Goldman	17,500	0.2%	17,500	0	0%
Trautman Wasserman 8701 Opportunities Fund, LP	175,000	2.4%	175,000	0	0%
Juhani Hokkanen	26,250	0.4%	26,250	0	0%
James L. Ericson	38,500	0.5%	38,500	0	0%
Gary and Sarah Willoughby	43,750	0.6%	43,750	0	0%
Gregory W. & Judy C. Nelson	43,750	0.6%	43,750	0	0%
Rocco J. Brescia Jr.	43,750	0.6%	43,750	0	0%
Gerald L. Meyr	35,000	0.5%	35,000	0	0%
Paul E. Meyr Rev Living Trust	26,250	0.4%	26,250	0	0%
Murray Grigg	43,750	0.6%	43,750	0	0%
Whalehaven Fund Limited	350,000	4.8%	350,000	0	0%
Greenwich Growth Fund Limited	175,000	2.4%	175,000	0	0%
Patrick Discepola	8,750	0.1%	8,750	0	0%
Gary Meteer	10,500	0.2%	10,500	0	0%
R. G. MacDonald	3,500	0.1%	3,500	0	0%
Bhavanmit Suri	3,500	0.1%	3,500	0	0%
Joan and Joseph Kump	17,500	0.2%	17,500	0	0%

Daniel E. Larson	52,500	0.7%	52,500	0	0%
Thomas A. Beyer	8,750	0.1%	8,750	0	0%
Cary Ludtke	8,750	0.1%	8,750	0	0%
Kenneth R. White and Becki White	8,750	0.1%	8,750	0	0%
Howard Girbach	13,125	0.2%	13,125	0	0%

*
Less than 0.1%.

(1)
Shares being offered (including Shares underlying warrants) acquired pursuant to the June 2004 Private Placement.

(2)
Acquired pursuant to distribution by Casimir Capital, LP from warrants to purchase 276,675 shares of Common Stock issued to Casimir Capital, LP, as placement agent for the June 2004 Private Placement.

PLAN OF DISTRIBUTION

        The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits Purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  •
  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Share of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder's business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        The Selling Shareholders may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Shareholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective shares under this Registration Statement.

        The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and other agreements to which we and our shareholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which have been filed as Exhibits to the Form S-1 registration statement filed with the Securities and Exchange Commission in connection with this offering and are available as set forth under "Where You Can Find More Information."

General

        Our authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, no par value per share. As of December 20, 2004, 7,186,844 shares of Common Stock, 500 shares of Series A 10% Convertible Preferred Stock, and 2,100 shares of Series B 10% Convertible Preferred Stock were issued and outstanding. In addition, as of December 9, 2004, we have reserved shares of Common Stock for issuance as follows: 500,000 upon conversion of the Company's Series A 10% Convertible Preferred Stock, 840,000 upon conversion of the Company's Series B 10% Convertible Preferred Stock, (plus an indeterminate number of shares for issuance upon conversion of rights to receive unpaid dividends on such shares), 3,500,000 upon conversion of subordinated convertible notes issued to one of our major shareholders and one of its affiliates, 6,000,000 upon exercise of authorized stock options under the Company's stock option plans, (of which 2,024,600 are reserved for issuance upon exercise of outstanding options), 400,000 upon exercise of warrants issued to Clarex, Ltd. related to loans and loan extensions and 1,462,425 upon exercise of warrants issued pursuant to the June 2004 Private Placement.

Common Stock

        Voting.    The holders of our Common Stock are entitled to one vote for each outstanding share of Common Stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our Common Stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Common Stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our Common Stock.

        Conversion, Redemption and Preemptive Rights.    Holders of our Common Stock have no conversion, redemption, preemptive, subscription or similar rights.

        Classification of Board of Directors.    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filing the vacancies created by such removal with its own nominees.

        Common Stock Issuable upon Exercise of Warrants.    1,185,750 shares of our Common Stock offered by the Selling Shareholders in this prospectus are issuable upon the exercise of 1,185,750 warrants issued pursuant to the June 2004 Private Placement, all of which are currently outstanding. Each such warrant is exercisable within five (5) years of its issuance to purchase a share of Common Stock at $1.35. The number and kind of securities issuable upon exercise of such warrants and the per share exercise price of such warrants is subject to adjustment in the event of any stock dividend, stock split, combination or reclassification. Each such warrant, among other features, contains weighted average price protection for Common Stock issuances by us below the exercise price of the warrants, subject to certain exceptions. In addition, 276,675 shares of our Common Stock offered by the Selling Shareholders in this prospectus are issuable upon the exercise of 276,675 warrants issued to Casimir Capital, LP, as placement agent for the June 2004 Private Placement. The Placement Agent Warrants are entitled to a cashless exercise wherein the exercise price for such warrants is payable by the surrender of shares of Common Stock otherwise issuable.

        In addition, 400,000 shares of our Common Stock are issuable upon conversion of warrants held by Clarex, Ltd. Of these warrants, 200,000 are exercisable at $.0425 per share and expire in March 2008, and 200,000 are exercisable at $1.08 per share and expire in May 2008. The number and kind of securities issuable upon exercise of such warrants and the per share exercise price of such warrants is subject to adjustment in the event of any stock dividend, stock split, combination or reclassification.

OUR BUSINESS

        Photonic Products Group, Inc. (the "Company" or "PPGI"), incorporated in 1973, develops, manufactures and markets products and services for use in diverse Photonics industry sectors via its distinct business units. Prior to its name change in September 2003, PPGI was named and did business solely as INRAD, Inc.

        Company management, the Board of Directors, and shareholders approved the name change in 2003, reinforcing the transformation of the Company's business model into that of a portfolio of business units whose branded products conform to the paradigm: Products Enabling Photonics™. In summary, the Company is a component, subassembly, and sub-system supplier to original equipment manufacturers and researchers in the Photonics industry.

        The Company had announced in 2002 that it was implementing its plan to transform the Company into a portfolio of businesses serving the Photonics industry. In November 2003, the Company concluded its first acquisition, that of the assets and certain liabilities of Laser Optics, Inc. of Bethel, CT, via a new subsidiary, Laser Optics Holdings, Inc. Laser Optics, Inc. is a custom optics and optical coating services provider, in business since 1966. We completed the integration of the Bethel team and their operations into the Company's Northvale, NJ operations in the second quarter of 2004.

        On October 19, 2004 the Company acquired all the issued and outstanding stock of MRC Precision Metal Optics, Inc., a Florida corporation ("MRC"). MRC, established in 1983, is a fully integrated precision metal optics and optical assembly custom manufacturer. The Company applies highest quality precision CNC and diamond machining, polishing, plating, beryllium machining, and opto-mechanical design and assembly services to its customers products. MRC has developed custom processes to support prototype through high rate production quantities of large flat mirrors, thermally stable optical mirrors, reflective porro prisms, low RMS surface finish polished mirrors, diamond machined and precision aspheric and plano mirrors, and arc-second accuracy polygons and motor assemblies. Optical plating specialties include void-free gold and electroless nickel.

        PPGI's business units' products continue, at present, to fall into two product categories: optical components (including standard and custom optical components and assemblies, crystals, and crystal components), and laser accessories (including wavelength conversion and waveform metrology products that employ nonlinear crystals to perform the function of wavelength conversion or pulse-width measurement). PPGI expects that in the future its products will also include other product categories. Currently, its optical components product lines and operations are brought to market via three PPGI business units: INRAD, Laser Optics, and the newly acquired MRC. Laser accessories are brought to market by INRAD.

        The Company develops, manufactures and delivers precision custom optics and thin film optical coating services via its Laser Optics business unit. Glass and crystal substrates are processed using modern manufacturing equipment and techniques to prepare and polish substrates, deposit optical thin films, and assemble sub-components, thereby producing optical components used in advanced Photonic systems of many kinds. The majority of custom optical components and optical coating services supplied are used in inspection and process control systems, in defense electro-optical systems, in laser system applications, and in medical system applications.

        The Company also currently develops, manufactures, and delivers synthetic crystals, crystal components, and laser accessories via its INRAD business unit. INRAD grows synthetic crystals with electro-optic (EO), non-linear and optical properties for use in both its standard products and custom products. The majority of crystals, crystal components and laser accessories supplied are used in laser system, defense EO system, and in R&D applications.

        As a result of the acquisition of MRC, the company now provides precision CNC and diamond machining, polishing, plating, beryllium machining, and opto-mechanical design and assembly services. MRC has developed custom processes to support prototype through high rate production quantities of large flat mirrors, thermally stable optical mirrors, reflective porro prisms, low RMS surface finish polished mirrors, diamond machined and precision aspheric and plano mirrors, and arc-second accuracy polygons and motor assemblies. MRC's optical plating specialties include void-free gold and electroless nickel.

        PPGI's business units' current customers include leading companies in the following industries: commercial laser systems, inspection and process control equipment, and defense electro-optics. The Company's customers also include researchers in industry, in National Laboratories and in universities worldwide.

        The Company is implementing its plan to assemble a portfolio of businesses serving the Photonics industry, and is engaged in ongoing strategic merger and acquisition discussions. The Company is also engaged in discussions regarding the raising of acquisition capital.

        The following table summarizes the Company's product sales by product categories during the past three years and for the nine months ending September 30, 2004:

	Nine months ended September 30					Year Ended December 31
	2004		2003			2003			2002		2001
Category**	Sales	%	Sales		%	Sales		%	Sales	%	Sales	%
Optical Components	$5,294,000	84	$3,098,000		83	$4,469,000	*	83	$4,325,905	79	$6,035,049	77
Laser Accessories	1,011,000	16	629,000		17	893,000		17	1,155,816	21	1,850,988	23
TOTAL	$6,305,000	100	$3,727,000	*	100	$5,362,000	*	100	$5,481,721	100	$7,886,037	100

*
Not included above are (non-product) contract R&D sales of approximately $26,000, $87,000 and $189,000 in 2003, 2002, and 2001, respectively, and $0 during the nine months ending September 30, 2004.

**
MRC product sales are not reflected above.

Products Manufactured by the Company

Optical Components

a)
Custom Optics and Optical Coating Services

        Manufacturing of high-performance custom optics is at present a major product area for PPGI, that is marketed via its Laser Optics business unit. This business unit was formed in 2003 via the combination of INRAD's Northvale, NJ-based custom optics and optical coating services operations and those of the former Laser Optics, Inc. of Bethel, CT. The Company has been active in the field since 1973, and Laser Optics, Inc. since 1966.

        The "new" Laser Optics business unit ("Laser Optics") provides both standard and custom products. It specializes in the manufacture of optical components, optical coatings (ultra-violet wavelengths through infra-red wavelengths) and subassemblies for military, industrial, process control, photonic instrument, and medical end-use. Planar, prismatic, spherical, and cylindrical components are fabricated from glasses of all kinds and crystals of most kinds, including fused silica, quartz, infra-red materials, calcite, magnesium fluoride, silicon, and yttrium aluminum garnate. Component types include mirrors, lenses, prisms, waveplates, polarizing optics, monochrometers, x-ray mirrors, and cavity optics for lasers.

        The Company provides highest quality precision CNC and diamond machining, polishing, plating, beryllium machining, and opto-mechanical design and assembly services. MRC has developed custom processes to support prototype through high rate production quantities of large flat mirrors, thermally stable optical mirrors, reflective porro prisms, low RMS surface finish polished mirrors, diamond machined and precision aspheric and plano mirrors, and arc-second accuracy polygons and motor assemblies. Optical plating specialties include void-free gold and electroless nickel. Insistence on quality and technical integrity has given MRC well-deserved recognition in the marketplace, serving customers in commercial, military, and aerospace industry sectors.

To meet performance requirements, most optical components and sub-assemblies require thin film coatings on their surfaces. Depending on the design, optical coatings can refract, reflect, or transmit specific wavelengths. Laser Optics coating service specialties include high laser damage resistance, infra-red, polarizing, high reflective, anti-reflective, and coating to complex custom requirements on a wide range of substrate materials. Laser Optics both coats customer furnished components and components it manufactures. Coating deposition process technologies employed included electron beam, thermal, and ion assist.

b)
Crystals and Crystal Components

        PPGI produces and brings to market crystals and crystal components via its INRAD business unit. Certain synthetic crystals, because of their internal structure, have unique optical, non-linear, or electro-optical properties. Electro-optic and nonlinear crystal devices can alter the intensity, polarization or wavelength of a laser beam. Developing growth processes for high quality synthetic crystals and manufacturing and design processes for crystal components lies at the heart of the INRAD product line. Synthetic crystals currently in production include Lithium Niobate, Beta Barium Borate, Alpha Barium Borate, KDP, deuterated KDP, Lithium Fluoride, Barium Nitrate, and Zinc Germanium Phosphide, among others.

        INRAD has developed and manufactures a line of Q-switches, Pockels Cells (optical shutters) and associated electronics, and has been a leading company in this field since 1973. Pockels cells are used in applications that require the fast switching of the polarization direction of a beam of light. These uses include Q-switching of laser cavities (i.e., to generate laser output pulses), coupling light into and out from regenerative amplifiers, and light intensity modulation. These devices are sold to OEM laser manufacturers and individually to researchers throughout the world. In 2002, the Company developed and introduced a new line of miniature Q-switches, designated the "IMP" series. Additionally, the Company introduced a series of high speed and quick rise-time Q-switch electronic drivers designated the "RapidPulse" series.

        INRAD Pockels Cell products include the following:

  •
  Single crystal and dual crystal KD*P Pockels Cells

  •
  PKC-21 and PKC-02

  •
  9 mm through 25 mm apertures

  •
  Single crystal Lithium Niobate Pockels Cells

  •
  PLC-01

  •
  8.5 mm through 10.5 mm apertures

  •
  Single crystal BBO Pockels Cells

  •
  PBC-03

  •
  2.5 mm × 2.5 mm through 5 mm × 16 mm sizes

  •
  Electronic drivers

  •
  Gimbal mounts

        The INRAD crystals and crystal components product lines also include crystalline filter materials, including patent protected materials, that have unique transmission and absorption characteristics that enable them to be used in critical applications in defense systems such as missile warning sensors. Other crystal components, both standard and custom, are used in laser applications research and in commercial laser systems to change the wavelength of laser light.

Laser Accessories

        PPGI designs, manufactures, and brings to market a line of harmonic generation and pulse measurement laser accessories via its INRAD business unit.

a)
Harmonic Generation Systems

        Harmonic generation systems enable the users of lasers to convert the fundamental frequency of the laser to another frequency required for a specific end use. Harmonic generators are currently used in spectroscopy, semiconductor processing, medical lasers, optical data storage and scientific research.

        Many commercial lasers have automatic tuning features, allowing them to produce a range of frequencies. The INRAD Autotracker, when used in conjunction with these lasers, automatically generates tunable ultraviolet light or infrared light for use in spectroscopic applications.

        Products offered for such nano-second laser systems include the following:

  •
  AT-III—an Autotracker with servo controlled tuning

  •
  5-200, 5-300—temperature-stabilized crystals

  •
  Harmonic separators—for ultra-violet (UV), infra-red (IR), and second frequency mixing (SFM)

        The Company produces a Harmonic Generator, the 5-050, for use with ultra-fast lasers having pulsewidths in the femtosecond and picosecond regime. This product is sold to OEM manufacturers of ultra fast lasers and to researchers in the scientific community.

b)
Laser Pulse Measurement Instruments

        The Company markets a line of Autocorrelators that can measure extremely short laser pulses. Accurate measurement and characterization of pulses is important in studies of chemical and biological reactions, as well as in the development of high-speed electronics, ultra fast lasers and laser diodes for communications. Since January 2000, a strategic alliance has been in effect with Angewandte Physik & Electronik, GmbH of Berlin, Germany, to market a product line of five Autocorrelators in the U.S., manufactured by Angewandte Physik & Electronik, GmbH. In 2002, the Company was instrumental in conceptualizing and introducing an OEM Autocorrelator for the medical community, the Carpe, that measures the pulsewidth of ultrafast laser excitation pulses used in Multi-Photon Excitation microscopy right at the surface of the specimen under test and interfaces directly with confocal microscopes.

        The other products in the Autocorrelator line include the following:

  •
  PulseCheck-Built-in color graphic display, options for high sensitivity, low rep rate, LabView® interface.

  •
  PulseScope-All the features of a PulseCheck, plus a spectrometer.

  •
  Mini-Compact, built-in display, femtosecond, picosecond operation.

  •
  Micro-Ultra-compact, wavelength, femtosecond, basic alignment tool for modelocked oscillators.

Research and Development

        The Company's research and development activities currently focus on developing new proprietary crystal products, improving growth processes, and on new manufacturing process technologies for optical components. This combination allows the Company to introduce new products based on crystals, and to enhance its capabilities and productivity in optical component manufacturing.

        Company-funded internal research and development expenditures for the nine months ended September 30, 2004 were $52,000 (1.4% of net product sales) and for the years ended December 31, 2003, 2002, and 2001 were $154,000 (2.9% of net product sales), $134,000 (2.5% of net product sales), and $202,000 (2.6% of net product sales), respectively. These numbers do not include MRC expenditures.

Markets

        For the nine months ended September 30, 2004 and in the years 2003, 2002 and 2001 the Company's product sales were made to customers in the following market areas:

Market*	Nine months ended September 30, 2004		2003		2002		2001
Laser systems (non-military)	$1,315,501	(21%)	$1,066,000	(20%)	$1,318,000	(24%)	$2,602,000	(32%)
Process control & Metrology	1,442,393	(23%)	844,000	(16%)	1,239,000	(22%)	2,051,000	(25%)
Defense/aerospace	2,557,225	(41%)	2,321,000	(43%)	1,738,000	(31%)	867,000	(11%)
Telecomm	68,523	(1%)	58,000	(1%)	102,000	(2%)	947,000	(12%)
Universities & national laboratories	315,935	(5%)	641,000	(12%)	615,000	(11%)	1,025,000	(13%)
Other	605,918	(9%)	458,000	(8%)	557,000	(10%)	583,000	(7%)
Total	$6,305,495	(100%)	$5,388,000	(100%)	$5,569,000	(100%)	$8,075,000	(100%)

*
MRC product sales are not reflected above.

        Major market sectors served by the Company include laser systems (non-military), process control & metrology, defense/aerospace, telecomm, universities and national laboratories, and various other markets not separately classified. The "laser systems" market area consists principally of customers who are OEM manufacturers of industrial, medical, and R&D lasers. The "process control and metrology" area consists of customers who are OEM manufacturers of capital equipment used in manufacturing and quality assurance, such as in semiconductor (i.e., chip) fabrication and testing. The "defense/aerospace" area consists of sales to OEM defense systems and subsystems manufacturers, manufacturers of non-military satellite-based systems and subsystems, and direct sales to governments where the products have the same end-use. The "telecomm" area includes sales of sub-components and components to customers whose products' principal end-use is in the telecommunications equipment industry. "Universities and National Laboratories" is a sector that is an indicator of product sales to researchers. The "other" category represents sales to market areas that, while they may be the object of penetration plans by the Company, are not currently large enough to list individually. The table reflecting sales by market sectors above, and the discussion of sales by market sector that follows, do not reflect MRC sales.

        Within the Laser Systems customer sector sales for the nine months ending September 30, 2004 were up 110% to $1,316,000, as compared to the prior year first nine months. In the full year 2003 sales were down 19% from the prior year, reflecting the impact of declines in shipments of pulsed medical lasers and of laser system shipments for semiconductor inspection equipment by the Company's customers. 2001 had been an exceptionally strong year for the Company and its products serving these sectors. The Company competes for market share to increase its revenue levels for this sector, and the Company continues to develop, and to seek to acquire, complementary products to broaden its product lines. The Company serves the laser industry as a supplier of standard and custom optical components and as such continues to seek opportunities to increase revenues from this customer sector.

        Demand in the Process Control and Metrology market for the Company's products recovered after a two-year downturn. Sales for the nine months ended September 30, 2004 were $1,442,000, up 140% from the first nine months of last year Sales in 2003 were down 32% from the prior year. Nevertheless, the optical and x-ray inspection segment of the semiconductor industry offers continued opportunities for the Company's capabilities in precision optics, crystal products, and monochrometers.

        The Company is a provider of optical components, both specialty crystal components and high precision custom optical components for customers in the aerospace and defense electro-optical systems sector. End-use applications include military laser systems, electro-optical systems, satellite-based systems, and missile warning sensors and systems intended to protect aircraft. The dollar volume of shipments of product within this sector depends in large measure on the U.S. Defense Department budget and its priorities, that of foreign governments, the timing of their release of contracts to their prime equipment and systems contractors, and the timing of competitive awards from this customer community to the Company. In the post-9/11 era, government spending priorities for such systems have risen sharply and deployment of new systems has been accelerated. The Company's sales of products to this customer sector continued their upward trend, increasing by 34% in 2003 from that in 2002. Sales for the first nine months of 2004 were approximately $2,557,000 up 68% from the same period in 2003.

        The Telecommunications customer sector experienced a precipitous downturn in 2001 (the last year in which revenues from customers in this sector were significant), and remained stagnant throughout 2003, with virtually no new sales of components for inspection instruments. The Company's future participation as a supplier to the network component manufacturers will depend upon the technology approaches employed at the time the industry recovers and capital spending resumes.

        Sales to customers within the University and National Laboratories market sector for the nine months ended September 30, 2004 were $316,000, down 31% from the same period last year following an increase of 4% in 2003 from that in 2002, as research budgets and priorities stabilized after the precipitous decline a year earlier. This sector remains an important source of revenues and new product introduction opportunities for the Company.

        Export sales, primarily to sixteen customers in six countries within Europe, the Near East and Japan, amounted to 9% of product sales for the nine months ended September 30, 2004 and amounted to 19%, 19% and 31.4% of product sales in 2003, 2002 and 2001, respectively. No foreign customer accounted for more than 10% of product sales for the nine months ended September 30, 2004, or in 2003 or 2002. One foreign customer accounted for 10.7% of product sales in 2001. In the first nine months of 2004 two US customers, major defense electro-optical systems prime contractors, accounted for 17% and 15% of product sales, respectively, and one US customer, a major corporation in the process control and technology sector, accounted for 12% of product sales. In 2003, one U.S. customer accounted for 16% of total sales, and one U.S. customer accounted for 10% of total sales. Both customers are defense industry prime contractors who manufacture electro-optical systems under multi-year production contracts for the U.S. and foreign governments. In the short-term the loss of either of these customers would have a significant negative impact on the company and its business units. In 2002, one U.S. customer accounted for 13.4% of total sales. One U.S. customer accounted for 17.7% of total sales in 2001.

Long-Term Contracts

        Certain of the Company's orders from customers provide for periodic deliveries at fixed prices over a period that may be greater than one year. In such cases, as in most other cases as well, the Company attempts to obtain firm price commitments from its suppliers for the materials necessary to fulfill the order.

Marketing and Business Development

        The Company's two Northvale, NJ-based business units market their products domestically through their own sales and marketing teams, supervised by the Vice President-Marketing and Sales, and a Vice President of Business Development. MRC markets its products through its own sales and marketing teams supervised by the Vice President of Sales and Marketing and through an independent sales agent. Independent sales agents are used in countries in major non-U.S. markets, including Canada, Europe, the Near East and Japan. Trade show participation and Internet-based marketing and promotion are coordinated at the Corporate level by the PPGI Vice President for Marketing Communications.

Backlog

        The Company's order backlog as of September 30, 2004 was $4,333,000, not including MRC. The backlog as of December 31, 2003 was $2,286,000. As of December 31, 2002 the backlog was $1,328,000 and on December 31, 2001 it was $1,630,000.

Competition

        Within each product category in which the Company's business units are active, there is competition.

        Changes in the Photonics industry have had an effect on suppliers of custom optics. As end users have introduced products requiring large volumes of optical components, suppliers have responded either by carving out niche product areas or by ramping up their own manufacturing capacity and modernizing their manufacturing methods to meet higher volume run rates. Many custom optics manufacturers lack in-house thin film coating capability. As a result, there are fewer well-rounded competitors in the custom optics arena, but they are equipped with modern facilities and progressive manufacturing methods. The Company has judiciously deployed capital towards modernizing its facility, and has staffed the manufacturing group with individuals with comprehensive experience in manufacturing management, manufacturing engineering, advanced finishing processes, thin-film coating processes, and capacity expansion. The Company competes on the basis of providing consistently high quality products, establishing strong customer relations, and continuously improving its labor productivity, cost structure, and product cycle times.

        Competition for the Company's systems is limited, but competitors' products are generally lower priced. The Company's systems are considered to be high end and generally offer a combination of features not available elsewhere. Because of the Company's in-house crystal growth capability, the Company's staff is knowledgeable about matching appropriate crystals to given applications.

        For the crystal product area, quality, delivery, and customer service are market drivers. Many of the Company's competitors are overseas and can offer significantly reduced pricing for some crystal species. The Company has been able to retain and grow its customer base by providing the quality and customer service needed by OEM customers. On many occasions, the quality of the crystal component drives the ultimate performance of the component or instrument into which it is installed. Thus, quality and technical support are considered to be valuable attributes for a crystal supplier by many, but not all, OEM customers.

        Although price is the principal factor in most product categories, competition is also based on product design, product performance, quality, delivery, and customer service. Based on its performance to date, the Company believes that it can continue to compete successfully, although no assurances can be given in this regard.

Employees

        As of September 30, 2004, the Company had 62 full-time employees (including 18 hired from Laser Optics, Inc. after acquisition of its assets) and 1 part-time employee. Following the October 19, 2004 acquisition of MRC, the Company employed 93 full time employees and 2 part time employees as of December 20, 2004.

Patents and Licenses

        The Company relies on its manufacturing and technological expertise, rather than on patents, to maintain its competitive position in the industry. The Company takes precautionary and protective measures to safeguard its design and technical and manufacturing data, and relies on nondisclosure agreements with its employees to protect its proprietary information.

Regulation

        Foreign sales of certain of the Company's products may require export licenses from the United States Department of Commerce or Department of State. Such licenses are generally available to all but a limited number of countries and are obtained when necessary. One product, representing 4.5% of Company sales, required U.S. State Department export approval in 2003, which approvals were granted.

        There are no federal regulations nor any unusual state regulations that directly affect the sale of the Company's products other than those environmental compliance regulations that generally affect companies engaged in manufacturing operations in New Jersey and Connecticut.

Properties

        The two Northvale operations and PPGI corporate headquarters occupies approximately 43,000 square feet of space located at 181 Legrand Avenue, Northvale, New Jersey pursuant to a net lease expiring on October 31, 2006. PPGI has an option to renew the Northvale lease for an additional term of five years. MRC occupies approximately 25,000 square feet of space located at 6455 Parkland Drive, Sarasota, Florida, pursuant to a lease expiring August 31, 2006. The Company believes that there is sufficient facility space to meet its current and future operating requirements. Laser Optics Holdings, Inc., a subsidiary of the Company, acquired the rights to the lease of 8,000 square feet of space in Bethel, CT, formerly occupied by Laser Optics, Inc., upon purchase of the assets of Laser Optics, Inc. This lease expired in May of 2004, and the Company did not renew the lease, but vacated the premises and relocated the facility to Northvale, NJ. The 2003 annual rent was approximately $238,000 for all properties. The Company also paid real estate taxes and insurance premiums that totaled approximately $48,000 in 2003. The annual rent for 2004 is $328,000 and the real estate taxes and insurance premium for 2004 is projected to be a total of approximately $85,000 for all properties.

Legal Proceedings

        As of the date of this prospectus, we are not a party to any material legal proceedings. We may, however, become subject to lawsuits from time to time in the course of our business.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

a)
Market Information

        The Company's Common Stock, par value $0.01 per share, is traded on National Association of Securities Dealers the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol PHPG.

        The following table sets forth the range of closing prices for the Company's Common Stock in each fiscal quarter from the quarter ended March 31, 2002 through the quarter ended September 30, 2004, as reported by the National Association of Securities Dealers OTC Bulletin Board. Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price
	High	Low
Fiscal Year Ended December 31, 2004
Quarter ended December 31, 2004 (through December 20)	$1.60	$.70
Quarter ended September 30, 2004	1.50	.61
Quarter ended June 30, 2004	2.05	.46
Quarter ended March 31, 2004	.60	.37
Fiscal Year Ended December 31, 2003
Quarter ended December 31, 2003	.80	.45
Quarter ended September 30, 2003	.58	.35
Quarter ended September 30, 2003	.60	.36
Quarter ended March 31, 2003	.60	.41
Fiscal Year Ended December 31, 2002
Quarter ended December 31, 2002	.57	.30
Quarter ended September 30, 2002	.82	.25
Quarter ended September 30, 2002	1.10	.70
Quarter ended March 31, 2002	1.85	.91

        On December 20, 2004 the Company's stock price was $1.40 per share.

b)
Shareholders

        On December 20, 2004, there were approximately 224 holders of record of the Common Stock.

c)
Dividends

        The Company did not pay any cash dividends on its Common Stock during the years ended December 31, 2003 and 2002 and the nine months ended September 30, 2004. The Company paid a Common Stock dividend of 134,000 shares of Common Stock, on its Series A and Series B Convertible preferred stock valued at $165,000 during the nine months ended September 30, 2004. The Company paid a Common Stock dividend of 134,000 shares of Common Stock on its Series A and Series B convertible preferred stock valued at $54,000 in 2003. The Company paid a Common Stock dividend of 134,000 shares of Common Stock on its Series A and Series B convertible preferred stock, valued at $121,000, in 2002. Payment of cash dividends will be at the discretion of the Company's Board of Directors and will depend, among other factors, upon the earnings, capital requirements, operations and financial condition of the Company. The Company does not anticipate paying cash dividends in the immediate future.

Preferred Stock

        Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock in one or more series without further shareholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or otherwise be in their best interest. As of September 30, 2004 the Company had issued and outstanding (i) 500 shares of Series A Preferred Stock with a 10% dividend and $500,000 liquidation preference, convertible into 500,000 shares of Common Stock and (ii) 2,100 shares of Series B Preferred Stock with a 10% dividend and $2,100,000 liquidation preference, convertible into 840,000 shares of Common Stock.

Limitations on Directors' Liability

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law.

        In addition, as permitted by New Jersey law, our certificate of incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

  •
  any breach of his or her duty of loyalty to us or our shareholders;

  •
  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of New Jersey law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or New Jersey law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Bylaws and New Jersey Law that May Have an Anti-Takeover Effect

  Certificate of Incorporation and Bylaws

        Certain provisions in the our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

        Our certificate of incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the shareholders, up to 1,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

        Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filing the vacancies created by such removal with its own nominees.

        The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

  New Jersey Takeover Statute

        We are subject to Sections 14A:10A-4 and 14A:10A-5 of the New Jersey Business Corporation Act (the "NJBCA"), which, subject to certain exceptions, prohibits a New Jersey corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of five years following the date that such stockholder became an interested stockholder, unless: (A) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder and (1) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least [two-thirds] of the outstanding voting stock that is not owned by the interested stockholder or (2) the aggregate amount of the cash and the market value of the consideration other than cash to be received per share by the holders of outstanding shares of our Common Stock meets certain specified minimum amounts.

        Section 14A:10A-3 of the NJBCA defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; or (2) any sale, lease, exchange, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder. In general, Section 14A:10A-3 defines an "interested stockholder" as any entity or person beneficially owning 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The National Association of Securities Dealers Over-The-Counter Bulletin Board

        Our Common Stock trades on the National Association of Securities Dealers over-the-counter bulletin board under the symbol "PHPG.OB."

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

        The following pro forma condensed consolidated financial statements give effect to the consummation of the acquisition of all of the issued and outstanding capital stock of MRC by applying the purchase method of accounting. Under this method of accounting, the purchase consideration is allocated to tangible and identifiable tangible assets acquired and liabilities assumed based on their respective fair values. For purposes of the unaudited condensed consolidated financial statements, the fair values of MRC's fixed assets are stated at the fair values as determined by an independent appraiser. The fair value of all other assets were estimated by the Company's and MRC's management. The unaudited pro forma condensed balance sheet as of September 30, 2004 is presented as if the acquisition of MRC had occurred on September 30, 2004, and the unaudited pro forma statements of operations of MRC for the year December 31, 2003 and the nine months ended September 30, 2004, give effect to certain adjustments that are directly attributable to the acquisition of MRC as if it was consummated as of January 1, 2003. The unaudited pro forma financial statements and related notes should be read in conjunction with other financial information, including the audited financial statements of the Company and MRC included elsewhere herein. The fair value of the net assets acquired has been stated at the estimated values as valued by an independent appraiser.

        The pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition of MRC had been consummated as of the dates indicated, nor are they necessarily indicative of the future operating results of the Company.

Unaudited Pro forma Condensed Consolidated Balance Sheet

	Historical			Pro forma
September 30, 2004
	PPGI	MRC		Adjustments	Pro forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,709,245	$28,460	(1)	$(350,000)	$2,387,705
Accounts receivable, net	1,455,860	9,750			1,465,610
Factored accounts receivable	—	413,020			413,020
Inventory	1,951,201	451,680			2,402,881
Other current assets	219,364	—			219,364

Total Current Assets	6,335,670	902,910		(350,000)	6,888,580
Property, Plant and Equipment, net	3,673,753	859,144			4,532,897
Intangible Assets, net	443,750	—	(1)	360,000	803,750
Goodwill			(1)	1,896,574	1,896,574
Other	586,561	8,165	(1)	(265,000)	329,726

Total Assets	$11,039,734	$1,770,219		$1,641,574	$14,451,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$55,800	$335,528	(1)	$50,000	$441,328
Borrowings under factoring agreement	—	394,865			394,865
Accounts payable and accrued liabilities	1,219,768	825,390			2,045,158
Customer advances	390,091	—			390,091
Current portion of long-term obligations	99,664	262,211			361,875
Billings in excess of costs	—	479,753			479,753

Total Current Liabilities	1,765,323	2,297,747		50,000	4,113,070
Secured and Convertible Notes Payable	5,200,000	—			5,200,000
Long-Term Obligations	89,691	939,046	(1)	125,000	1,153,737

Total Liabilities	7,055,014	3,236,793		175,000	10,466,807

Stockholders' Equity:
Convertible Preferred Stock	2,600,000	—			2,600,000
Common Stock	70,269	100	(1)	(100)	70,269
Capital in excess of par value	10,879,302	50,445	(1)	(50,445)	10,879,302
Deficit	(9,549,901)	(1,517,119	)(1)	1,517,119	(9,549,901)

	3,999,670	(1,466,574)		1,466,574	3,999,670
Less: Treasury stock	(14,950)	—		—	(14,950)

Total Stockholders' Equity	3,984,720	(1,466,574)		1,466,574	3,984,720

Total Liabilities and Stockholders' Equity	$11,039,734	$1,770,219		$1,641,574	$14,451,527

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Historical			Pro forma
Nine Months Ended September 30, 2004
	PPGI	MRC		Adjustments	Pro forma
Revenues, net	$6,305,495	$2,092,298			$8,397,793
Cost of Sales	4,649,322	1,423,604			6,072,926
Selling, general and administrative expenses	2,007,438	646,852	(2)	54,000	2,708,290
Internal R&D expenses	76,440	—			76,440

	6,733,200	2,070,456			8,857,656

Loss (Income) from Operations	(427,705)	122,073			(305,632)
Other Income (Expense):
Interest expense, net	(238,296)	(203,097	)(3)	(7,875)	(449,268)
Other	5,698	6,660			12,358

Net Loss	(660,303)	(174,595)			(896,773)
Preferred Stock Dividends	164,820	—			164,820

Net Loss Applicable to Common Stockholders	$(825,123)	$(174,595)			$(1,061,593)

Net Loss Per Common Share—Basic and Diluted	$(0.14)				$(0.18)

Weighted Average Shares Outstanding	6,034,755				6,034,755

Pro forma Condensed Consolidated Statements of Operations

	Historical			Pro forma
Year Ended December 31, 2003
	PPGI	MRC		Adjustments	Pro forma
Revenues, net	$5,388,184	$3,266,633			$8,654,817
Cost of Sales	3,917,123	2,871,572			6,788,695
Selling, general and administrative expenses	2,389,547	696,617	(2)	60,000	3,146,164
Internal R&D expenses	153,843	—			153,843
Special Charges	582,000	—			582,000

	7,042,513	3,568,189			10,610,702

Loss from Operations	(1,654,329)	(301,556)			(1,955,885)
Other Income (Expense):
Interest expense, net	(266,165)	(156,022	)(3)	(10,500)	(432,687)
Other	8,950	17,505			26,455

Loss Before Income Tax Benefit and Preferred Stock Dividends	(1,911,544)	(440,073)			(2,351,617)
Income Tax Benefit	(134,235)	—
Net Loss	(1,777,309)	(440,073)
Preferred Stock Dividends	53,600	—			53,600

Net Loss Applicable to Common Stockholders	$(1,830,909)	$(440,073)			$(2,270,982)

Net Loss Per Common Share—Basic and Diluted	$(0.35)				$(0.43)

Weighted Average Shares Outstanding	5,283,690				5,283,690

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.    Basis of Presentation

        The purchase method of accounting has been used in the preparation of the accompanying pro forma financial statements. Under this method of accounting, the purchase consideration is allocated to tangible and identifiable tangible assets acquired and liabilities assumed based on their respective fair values. For purposes of the unaudited condensed consolidated financial statements, the fair values of MRC's fixed assets are stated at the fair values as determined by an independent appraiser. The fair value of all other assets were estimated by PPGI's and MRC's management. For the purposes of pro forma adjustments MRC has applied Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets."

2.    Consideration

        PPGI, a New Jersey corporation, acquired all of the capital stock of MRC, a Florida corporation. MRC is a manufacturer of metal optics.

        The acquisition was consummated on October 19, 2004, pursuant to a Stock Purchase Agreement of the same date between PPGI, the registrant, and Frank Montone, MRC's stockholder.

        The aggregate consideration for the acquisition was $525,000. $350,000 of the purchase price was paid in cash at closing. The remaining $175,000 of the purchase price was paid by a subordinated promissory note. Interest is payable annually in arrears on each anniversary of the Closing Date, commencing on October 19, 2005 until the entire principal amount is paid in full. On the second anniversary of the Closing Date $50,000 of the principal shall be due and payable. The remaining portion of the note and any accrued and unpaid interest shall be paid in full on October 19, 2005. Based on provisions of the Earn-Out agreement contained in the Stock Purchase Agreement, PPGI will pay to Mr. Montone an additional $300,000 during the five-year period commencing January 1, 2005 and ending on December 31, 2009. Mr. Montone is also subject to an non-compete agreement.

3.    Details of the Pro Forma Adjustments Relating to the Acquisition of MRC are as Follows:

        The pro forma financial statements have been prepared on the basis of assumptions relating to the allocation of the consideration paid to the acquired assets and liabilities of MRC based on independent appraisals and management's best estimates.

        Following is a summary of the total purchase price as of September 30, 2004:

  1.
  To record the effect of the purchase of MRC on cash balances, equity accounts, short term and long term notes

The purchase price consisted of:
Cash paid to seller at closing	$350,000
Notes payable	175,000
Direct acquisition costs	265,000
Liabilities assumed	3,236,793

Total	$4,026,793

The purchase price was allocated as follows:
Current assets	$902,910
Property and equipment	1,280,000
Identified intangible assets	360,000
Goodwill	1,483,883

Total	$4,026,793

        PPGI believes that the intangible assets acquired from MRC, included in the five-year category, are mainly comprised of customer lists and manufacturing and engineering processes. In addition PPGI intends to continue to expand the its existing lines of business, develop new businesses and take advantage of synergies that exist between PPGI and MRC. PPGI believes that it will benefit from the Stock Purchase Agreement for a period of time of approximately five years, and therefore, a five-year amortization period is appropriate.

  2.
  To record amortization expense of intangible assets of $60,000 for the year ended December 31, 2003 and $54,000 for the nine months ended September 30, 2004.

        To record interest expense on the subordinated promissory note to seller in the amount of $10,500 for the year ended December 31, 2003 and $7,875 for the nine months ended September 30, 2004.

SELECTED FINANCIAL DATA

        The consolidated financial data as of and for the years ended December 31, 1999 and 2000 and the consolidated balance sheet data as of December 31, 2001 have been derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data and other financial data for the years ended December 31, 2001, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements that appear elsewhere in this document. The consolidated statement of operations data and other financial data for the nine months ended September 30, 2004 and 2003 are derived from our unaudited financial statements that also appear elsewhere in this prospectus. Our results for interim periods are not necessarily indicative of our results for a full year's operations. You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Basis of Presentation

        The unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, and disclosures which, in the opinion of management, are necessary for a fair statement of results for the interim periods.

	As of December 31, or For the Year Ended December 31,					Nine Months Ended September 30,
Consolidated Statements of Operations Data:
	2003(1)	2002	2001	2000	1999	2004	2003
Revenues	$5,388,184	$5,569,118	$8,075,205	$7,909,967	$6,206,092	6,305,495	3,753,633
Net (loss) profit	(1,777,309)	(1,715,972)	43,634	707,869	21,789	(660,303)	(1,176,801)
Net (loss) profit applicable to common shareholders	(1,830,909)	(1,836,572)	(111,366)	657,869	21,789	(825,123)	(1,230,401)
Net (loss) profit per common share
Basic	(.35)	(.35)	(.02)	.14	.01	(.14)	(.23)
Diluted	(.35)	(.35)	(.02)	.12	.01	(.14)	(.23)
Weighted average shares
Basic	5,287,849	5,210,322	5,046,666	4,563,350	4,096,078	6,034,755	5,283,690
Diluted	5,287,849	5,210,322	5,046,666	5,608,513	4,096,078	6,034,755	5,283,690
Dividends paid	53,600	120,600	155,000	50,000		164,820	53,600
Total assets	8,851,121	8,508,925	8,599,072	7,829,755	4,113,227	11,039,734	8,851,121
Long-term obligation	4,405,576	1,188,512	287,170	326,059	350,000	5,289,691	4,405,576
Shareholders' equity	3,284,439	5,049,879	6,745,489	6,388,780	2,995,161	3,984,720	3,284,439

(1)
The Company completed the acquisition of Laser Optics, Inc.'s assets and liabilities at the end of November, 2003. The comparability of information in the selected financial data was not materially impacted by the inclusion of financial activity of Laser Optics Holdings, Inc. for a one-month period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

        The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements presented elsewhere in this document. The discussion of results should not be construed to imply any conclusion that such results will necessarily continue in the future. In addition, the following discussion does not contain any discussion of the Company's financial results on a pro forma basis giving effect to the consummation of the acquisition of MRC.

Critical Accounting Policies

        The Company's significant accounting polices are described in Note 1 of the consolidated financial statements, that were prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the Company's financial statements, the Company made estimates and judgments that affect the results of its operations and the value of assets and liabilities the Company reports. The Company's actual results may differ from these estimates.

        The Company believes that the following summarizes critical accounting polices that require significant judgments and estimates in the preparation of the Company's consolidated financial statements.

Revenue Recognition

        The Company records revenue, other than on Contract R&D revenues, when a product is shipped. Revenue on Contract R&D is accounted for using the percentage-of-completion method, whereby revenue and profits are recognized throughout the performance of the contracts. Percentage-of-completion is determined by relating the actual cost of work performed to date to the estimated total cost for each contract. Losses on contracts are recorded when identified.

Accounts Receivable

        The Company records an allowance for doubtful accounts receivable as a charge against earnings for revenue for items that have been reviewed and carry a risk of non-collection in the future. The Company has not experienced a non-collection of accounts receivable materially affecting the results of operations.

Inventory

        The Company records slow moving inventory reserve as a charge against earnings for all products on hand that have not been sold to customers in the past twelve months. An additional reserve is recorded for product on hand that may not be sold to customers within the upcoming twelve months.

        From time to time, estimated accruals are recorded as a charge against earnings based on known circumstances where it is probable that a liability has been incurred or is expected to be incurred and the amount can be reasonably estimated.

Nine Months Ended September 30, 2004 Compared To Nine Months Ended September 30, 2003 and Three Months Ended September 30, 2004 Compared To Three Months Ended September 30, 2003

RESULTS OF OPERATIONS

Total Revenues

        Total sales for the three months ended September 30, 2004 were $2,582,000 as compared with total sales of $1,406,000 for the same three months in 2003; up 84%. Total sales for the nine months ended September 30, 2004 were $6,305,000 as compared with $3,754,000 for the same period last year; up 68%.

        Bookings for the quarter ended September 30, 2004 were $3,231,000 as compared with $2,056,000 for the same period in 2003, up 57%. Bookings for the nine months ended September 30, 2004 were $8,660,000 vs. $4,968,000 for the same period in 2003, up 74%.

        The book-to-bill ratio for the quarter ended September 30, 2004 was 1.25 compared with 1.46 for the same period in 2003. The book-to-bill ratio for the nine months ended September 30, 2004 was 1.37 vs. 1.12 for the first nine months of 2003.

        The backlog at September 30, 2004 was up 129% to $4,330,000 as compared to $1,890,000 on September 30, 2003. The Backlog increased from $2,286,000 on December 31, 2003 primarily due to increased bookings from the OEM and Defense sectors.

Cost of Goods Sold

        For the nine-month period ended September 30, 2004, the cost of goods sold as a percentage of product revenues was 73.7% vs. 80.0% for the same period in 2003. For the full year 2003, the actual cost of goods sold percentage was 83.9%. Gross profit margin for the nine-month period ended September 30, 2004 was 26.3%, compared with 20.0% for the nine-month period ended September 30, 2003.

        In dollar terms, the cost of goods sold was $4,649,000 for the first nine months of 2004 compared with $2,967,000 for first nine months of 2003, up 56.7%. Product revenues were up 69.1% year to year for the same period.

        The increase in total cost of goods sold in comparison to 2003 was the result of increased costs for material, expenses and personnel associated with increased sales volumes. The increase in gross profit margin is primarily due to the impact of increased volumes coupled with cost savings realized from the consolidation of the Laser Optics, Inc. Bethel, CT facility into Northvale.

        Inventory costs for the year were determined from perpetual inventory records, adjusted to net realizable value.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for the nine-month period ending September 30, 2004 were $2,007,000 vs. $1,665,000 for the nine-month period ended September 30, 2003, up 20.5%. Expenses for the quarter ended September 30, 2004 were $646,000 vs. $571,000 for the same period in 2003. The expenses increased due to increases in selling and general management personnel resulting from the acquisition of the assets of the former Laser Optics, Inc., and merger of their operations and personnel with INRAD custom optics to form the "new" Laser Optics business unit of PPGI. The increase was also attributable to increased costs of advisory services and travel expenses incurred in connection with the company's merger and acquisition program, as well as increased costs for advertising and travel expenses related to increased sales efforts during the period. At the beginning of FY 2004 officers' salary reductions of 15% that went into effect during FY 2002 were restored. Also, all temporary layoffs affecting other personnel were eliminated during FY 2004. As a result, labor costs increased without a corresponding increase in the number of employees.

Internal Research and Development Expenses

        Research and development expenses for the quarter ended September 30, 2004 were $24,000 compared to $35,000 for the quarter ended September 30, 2003. Independent research and Development expenditures for the first half of 2004 were $76,000 compared with $116,000 in the first nine months of 2003. The decrease was the result of partially re-focusing engineering efforts to production in this quarter.

Interest expense

        Interest expense for the first nine months of 2004 was $238,000 compared to $165,000 incurred in the first nine months of 2003. Interest expense increased over prior periods due to the increased borrowing needs experienced by the Company, and 1.5% higher interest rates. Borrowing needs increased due to the need for capital for the laser Optics acquisition. During 2003, a secured note in the principle amount of $1,700,000 at 6.0% interest was issued to pay off bank debt that was at rates approximating the prime rate of interest. In 2003, a $1,500,000 subordinated convertible note and in 2004 a $1,000,000 subordinated convertible note, at 6% interest, were issued to provide funds for acquisition purposes. Interest on the secured and convertible notes is accrued, and payment is due upon the maturity of the notes

Net Profit

        Net loss for the nine months ended September 30, 2004 was $(660,000) compared to a net loss of $(1,177,000) as compared to the same period in FY 2003. Net profit for the quarter ending September 30 was $95,000 for FY 2004 as compared to a net loss of $(380,000) for the third quarter of 2003.

        Loss from operations for the nine months ended September 30, 2004 was $(428,000) as compared with $(1,013,000) for the period ended September 30, 2003. Third quarter operating profit was $177,000 in 2004 as compared to an operating loss of $(320,000) in the third quarter of 2003 in 2003.

Earnings Per Share

        Basic earnings per share available to common shareholders was calculated by adjusting the net loss by $165,000 for the nine months ended September 30, 2004 and by $54,000 for the nine months ended September 30, 2003 for the Common Stock dividend paid on Company preferred stock, divided by the weighted shares outstanding. Diluted earnings per share for the nine months ended September 30, 2004 and September 30, 2003 were not calculated because the effect of outstanding options, warrants and convertible securities was anti-dilutive.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 and Year Ended December 31, 2001

Results of Operations

        The following table summarizes the Company's product sales by product categories during the past three years:

	Year Ended December 31,
	2003			2002		2001
Category
	Sales		%	Sales	%	Sales	%
Optical components	$4,469,000	*	83	$4,325,905	79	$6,035,049	77
Laser accessories	893,000		17	1,155,816	21	1,850,988	23
Total	$5,362,000	*	100	$5,481,721	100	$7,886,037	100

*a)
2003 Optical Component sales include $78,000 from operations acquired from Laser Optics, Inc.

b)
Not included above are (non-product) contract R&D sales of approximately $26,000, $87,000 and $189,000 in 2003, 2002, and 2001, respectively.

        The following table sets forth, for the past three years, the percentage relationship of statement of operations categories to total revenues.

	Year ended December 31,
	2003	2002	2001
Revenues:
Product sales	100.0%	100.0%	100.0%
Costs and expenses:
Cost of goods sold	72.7%	83.7%	62.9%
Gross profit margin	27.3%	16.3%	37.1%
Selling, general and administrative expenses	44.3%	40.9%	31.0%
Internal research and development	2.9%	2.4%	2.6%
Special charges	10.8%	—%	3.7%
(Loss) from operations	(30.6)%	(27.0)%	(0.01)%
Net (loss) profit	(32.9)%	(30.1)%	.5%

Revenues

        Sales were approximately $5,388,000, $5,569,000 and $8,075,000, in 2003, 2002 and 2001 respectively. Total revenues declined 2% in 2003 to $5,388,000, from $5,482,000 in 2002, reflecting "flat" product sales year to year, as demand from several industry sectors remained sluggish in 2003. 2002 sales were off 30% from $7,886,000 in 2001 reflecting the deep recession pervasive in the Photonics industry throughout that year.

        New bookings in 2003 increased to $6,018,000, 16% higher than in 2002. New bookings in 2002 were $5,190,000, approximately 14% lower than in 2001. The main market sector contributing to the increase in 2003 was Defense/Aerospace.

        The annualized product book to bill ratio in 2003 was greater than 1.0 for the first time in three years at 1.1, reflecting a positive change overall across market sectors served. The product book-to-bill ratio was 0.96 and 0.76 in 2002 and 2001, respectively.

        The Company's backlog of product orders as of December 31, 2003 was approximately $2,286,000, an increase of 76% over the approximately $1,300,000 backlog as December 31, 2002. The backlog on December 31, 2001 was $1,541,000.

        Revenues declined for the second successive year in the non-military Laser Systems sector, down $252,000, or 19%, from the prior year. This downward trend reflected the impact of decline in industry shipments of pulsed medical lasers and of laser system shipments for semiconductor inspection equipment by our customer community. Sales to this sector accounted for 20%, 24%, and 32% of total sales in 2003, 2002, and 2001, respectively.

        Revenues declined as well for the second consecutive year in the Process Control and Metrology sector, down $395,000, or 32% from 2002. Demand from customers in the Process Control and Metrology sector continued its downward trend for the second straight year, as the semiconductor industry's investments in new plant and equipment spending continued to be adversely affected by the deepest and longest downturn in years. Sales to this sector accounted for 16%, 22%, and 25% of total sales in 2003, 2002, and 2001, respectively.

        Sales to the Defense/Aerospace sector increased sharply for the second consecutive year, to $2,321,000 up $583,000, or 34%, from 2002. Sales of $1,738,000 in 2002 were up 31% from sales of $867,000 in 2001. Increased military spending on electro-optical systems and R&D in the post-9/11 era has boosted demand for the Company's products. Sales to this sector accounted for 43%, 31%, and 11% of total sales in 2003, 2002, and 2001, respectively.

        While accounting for $947,000, or 12%, of sales in 2001, sales to the Telecom sector are no longer material, accounting for 1% of total sales in 2003 and 2% in 2002. It is unlikely that sales to the sector will rebound in the near future for the Company's current product lines.

        Sales to Universities, National Labs and "Other" (i.e. non-separately classified) sectors have remained relatively steady at 20% to 21% of total Company revenues for the past three years.

Cost of Goods Sold and Gross Profit Margin

        As a percentage of product sales, cost of goods sold was 72.7%, 83.7% and 62.9% for the years ended December 31, 2003, 2002 and 2001, respectively. Gross profit margin as a percentage of product sales was 27.3%, 16.3%, and 37.1% for 2003, 2002, and 2001, respectively.

        In 2003 the cost of goods sold percentage decreased as a result of successful implementation of cost containment policies. Such polices included executive salary reductions, temporary layoffs, salary freezes and reductions in discretionary spending. As a result, gross margins increased despite the drop in overall sales volume. In 2002 the cost of goods sold percentage increased due to a declining sales volumes and a draw-down of inventories. In 2001 the cost of goods sold percentage increased due to increased manufacturing overhead costs for newly formed departments including production control and manufacturing engineering and the absorption of additional overhead costs in production that resulted from decreased volumes in Contract R&D sales.

        Fixed costs are a major component of the Company's total cost structure. Management and the Board of Directors decided to reduce such costs in 2002 only up to the point where further reductions would impede the Company's ability to perform for its current customers or to rebound in the future when macroeconomic conditions improve. This philosophy continued throughout 2003. The implementation of head-count reduction, reduced work-hours, and other cost saving measures decreased overhead expenses by approximately 9% in 2003 and 15% in 2002 over the respective prior years.

        Costs of purchased components have been relatively stable in 2003, 2002 and 2001. Unit costs of raw materials such as crystal quartz and high grade optical glasses have increased in the last year.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses in 2003 increased $113,000 or 5% compared to 2002. In 2002, selling, general and administrative expenses decreased $226,000 or 9.0% compared to 2001.

        The increase in SG&A costs in 2003 was due in part to increased professional services costs and travel expenses relative to the Company's merger and acquisition program. SG&A expenses also increased due to increased travel for customer visits by all sales and business development personnel. Other contributing factors to the increase was the accelerated increase in patent reserves and an overall increase in insurance costs. Management continued to implement its philosophy of increasing, not decreasing, expenditures on direct selling and business development activities in a period of declining top line performance.

        The decrease in SG&A costs in 2002 was attributable to overall reduction in personnel costs as well as cost savings implemented in other expense areas. The costs decreased overall, while the Company implemented its plan to augment its sales force during that year.

Internal Research and Development Expenses

        Company-funded research expenditures during the years ended December 31, 2003, 2002, and 2001 were $154,000 (2.9% of net product sales), $134,000 (2.5% of net product sales), and $202,000 (2.6% of net product sales), respectively.

        During 2003, 2002 and 2001, the Company narrowed its focus of internal research and development efforts onto new crystal products and production methods, and new optical component manufacturing technologies. As a result, internal R&D expenditures remained relatively constant in 2003, and are expected to continue at this level in 2004.

Special Charges

        During 2003, the Company acquired the assets and liabilities of Laser Optics, Inc. A strategic decision was made at that time to relocate the assets and employees from Bethel, CT to Northvale, NJ and to combine the Laser Optics, Inc. business lines with the Custom Optics business line. The entity created by this combination is now a PPGI business unit called Laser Optics. The assets acquired and employees will be relocated to Northvale, NJ into consolidated operations during the spring of 2004. The costs of relocating employees included relocation costs, stay on bonuses and relocation bonuses, that were accrued in 2003. The accrual amounted to $107,000 ($0.02 per share on a basic and diluted basis) and has been included in the consolidated statement of operations as a special charge.

        During 2003 the Company determined that there was excess inventory, relative to forecasted future needs, of certain crystals and solutions. Based on this determination, a reserve was taken in the amount of $475,000 ($0.09 per share on a basic and diluted basis) in order to recognize the diminished future economic benefit of the inventory. The increased reserve has been included in the consolidated statement of operations as a special charge.

        At the end of 2000, the Company announced a sweeping manufacturing process re-engineering program to modernize manufacturing methods, implement modern production machinery, incorporate a production control function for planning and scheduling, modernize and reconfigure its physical plant for efficient operational flow, increase labor productivity, improve operating margins, and lead ultimately to ISO certification of the Company. The special charges associated with this program were $299,763 ($0.06 per share on a basic and diluted basis) for the year ended December 31, 2001. This effort continued throughout 2002, although at a greatly diminished rate.

Operating Income

        Losses from operations in 2003 were $(1,654,329) compared to operating losses in 2002 of $(1,504,400) and $(6,104) in 2001. Losses during 2003, 2002, and 2001 were due to slackened and continuing weak demand in major market sectors served by the Company and its products. These losses occurred despite strict cost containment measures, and they were absorbed. The cost containment program implemented by Management and the Board stopped short, by design, of impeding the ability of the Company's operations to perform again in the future, or of impeding the Company's ability to find new customers for its products. Management's efforts to restore profitability to operations are focused on building the Company's top line through its mergers and acquisition program and through continued focus on business development and selling activities.

Other Income and Expenses

        Interest expense increased over prior periods due to the increased borrowing needs experienced by the Company. The company's average borrowings in 2003 were approximately $3,300,000 versus $2,000,000 in 2002. Interest rates in 2003 were approximately 1.5% higher than in 2002. Borrowing needs increased due to the acquisition made during 2003 and as a result of continued losses from operations. During 2003, a secured note replaced bank debt. Also in 2003 a subordinated convertible note was placed for acquisition purposes. Interest on the secured and convertible notes is accrued, and payment is due upon the maturity of the notes. During 2001, the Company received $44,800 from the sale of 40,000 Common Stock warrants received as part of the compensation from the sale of its tunable mid-IR laser technology in 2000.

Preferred Stock Dividend

        During 2003 dividends in Common Stock valued at $53,600 were issued to holders of the Company's Class B preferred stock (84,000 shares of Common Stock valued at $0.40 per share) and the holder of the Company's Class A preferred stock (50,000 shares valued at $0.40 per share). During 2002 dividends in Common Stock valued at $120,600 were issued to holders of the Company's Class B preferred stock (84,000 shares of Common Stock valued at $0.90 per share) and the holder of the Company's Class A preferred stock (50,000 shares valued at $0.90 per share). During 2001 dividends in Common Stock valued at $155,000 were issued to holders of the Company's Class B preferred stock (42,000 shares of Common Stock valued at $2.50 per share) and the holder of the Company's Class A preferred stock (50,000 shares of Common Sock at $1.00 per share). Net income used in earnings per share calculations included these charges in 2003, 2002 and 2001 in order to derive net income available to common shareholders.

Income Taxes

        During 2003 the Company sold its New Jersey net operating loss for $135,235. The sale was made under the State's Technology Tax transfer Certificate program. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. At December 31, 2003, the Company had a net deferred tax asset of approximately $3,348,000, the primary component of which was its significant net operating loss carryforward. The Company has established a valuation allowance to offset this deferred tax asset in the event that the tax asset will not be realized in the future. In 2002, $100,000 of the deferred tax asset previously classified as an asset was reserved due to the Company's recurring losses and uncertainty as to the Company's ability to generate taxable income in future years.

Inflation

        The Company's policy is to periodically review pricing of its products to keep pace with current costs, market demands, and competitive factors. As to special and long-term contracts, management endeavors to take potential inflation into account in pricing decisions. The impact of inflation on the Company's business has not been material to date.

Liquidity and capital resources

        As shown in the accompanying financial statements, the Company reported net losses of approximately ($660,000) for the first nine months of 2004, ($1,777,000) for 2003 and ($1,716,000) for 2002. Net cash provided (used) in operations was $106,000, ($283,000) and ($807,000) for the first nine months of 2004 and for 2003 and 2002. During the past two and a half years, the Company's working capital requirements were met by additional bank borrowings, issuance of secured and subordinated convertible notes and the issuance of common and preferred stock to shareowners.

        The Company announced in 2002 that it is intent on implementing a plan to transform the Company into a portfolio of businesses serving the Photonics industry. A merger and acquisitions advisory firm was employed in the fourth quarter of 2002 to assist management in this process. Capital needed to make the acquisitions or mergers will be obtained through the issuance of equity-based instruments, as necessary. The first acquisition was completed in November 2003 and the necessary capital was raised via a $1,500,000 subordinated convertible note. The Company currently has capital to continue the acquisition plan. The Company continues to search for additional sources for infusion of equity based capital to be used for acquisitions for the next three years.

        Capital expenditures, including purchases and a portion of applicable internal labor and overhead charges, for the nine months ended September, 2004 and 2003 were $911,000 and $86,000, respectively. The increase in costs represent expenditures for replacement of capital equipment at the end of its useful life and for the restructuring of the Northvale, NJ operations to accommodate the merge-in of operations from the former Connecticut-based operations of Laser Optics. Capital expenditures, including internal labor and overhead charges, for the years ended December 31, 2003, 2002 and 2001 were approximately $101,000, $554,000, and $2,224,000, respectively. Capital expenditures in 2002 and 2001 were used for expansion and renovation of facilities and for the acquisition of equipment. The expenditures were financed in part from capital raised in the 2000 private offering of Series B convertible preferred stock and in part by an asset loan secured in the second quarter of 2002.

        Management will continue to make investments in capital acquisitions from time to time, both in equipment and acquisition of complementary businesses, to pursue its objective of growth in shareholder value and to maintain a competitive edge in the markets that it serves.

        During the nine month period ended September 30, 2004, cash outflows were funded from cash proceeds from a subordinated convertible promissory note received in 2002. Where possible, the Company will seek to increase sales, and improve margins to improve future operating results and cash flows. Management expects that cash flow from operations and use of its existing cash reserves, will provide adequate liquidity for the Company's operations in 2004. The quarter ended September 30, 2004 yielded positive cash flow from operations in the amount of $106,000.

        At the end of the fourth quarter of 2002 the Company received $1,000,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The Note is due in January 2006 and bears an interest rate of 6%. The note was amended in 2004 to clarify its conversion features. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares), at a conversion rate equal to the purchase price of stock issued (and/or securities issued that are convertible into Common Stock) for cash after the date of the Note to an unrelated third party investor. The Holder of the Note is a related party to a major shareholder of the Company.

        In the second quarter of 2002 the Company secured an asset loan from Wachovia Bank. In January 2003 the Company was in violation of certain financial covenants required under the loan agreements. As a result Wachovia Bank sold both the asset based loan and working capital revolver to APC Investments. In June of 2003 the Company paid off the loan held by APC with $1,700,000 in proceeds received from the issuance of a Secured Promissory Note that is held by a major investor in the Company. The Secured Promissory Note was for a period of 36 months and bears interest at the rate of 6% per annum. The Company's Board of Directors approved the issuance of 200,000 warrants to Clarex, Ltd. as a fee for the issuance of the Note and in the 2nd quarter of 2004 approved the issuance of an additional 200,000 warrants as a fee for extending the note to September 30, 2007. The warrants are exercisable at $0.425 per share and $1.08 per share, respectively, approximately a 20% discount to market, and expire in March 2008 and May 2008. The Note is secured by all assets of the Company.

        At the end of the fourth quarter of 2003 the Company received $1,500,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The Note is due in January 2006 and bears an interest rate of 6%. The note was amended in 2004 to clarify its conversion features. Interest accrues yearly and along with principal may be converted into Common Stock, and/or securities convertible into Common Stock, at a conversion rate equal to the purchase price of stock issued, and/or securities issued that are convertible into Common Stock, for cash after the date of the Note to an unrelated third party investor. The Holder of the Note is a related party to a major shareholder of the Company. The proceeds from the Note are intended for use in the Company's acquisition program.

        In April 2004 the Company received $1,000,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The Note is due in March 2007 and bears an interest rate of 6%. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares), at a conversion rate equal to the purchase price of stock issued (and/or securities issued that are convertible into Common Stock) for cash after the date of the Note to an unrelated third party investor. The Holder of the Note is a related party to a major shareholder of the Company.

        During the 2nd quarter of 2004 the Company entered into an agreement with an investment banking firm to raise equity via a private placement that was not registered with the Securities and Exchange Commission. In July 2004 the Company issued 1,581,000 Units consisting of 1,581,000 shares and warrants to acquire an additional 1,185,750 shares at $1.35 per share (In addition, 262,276 Warrants were issued to Casimir Capital, LP, the placement agent for the private placement). This private placement resulted in net proceeds to the Company of approximately $1,350,000. The funds are to be utilized in the furtherance to the Company's M&A program, capital equipment purchases and to meet general working capital requirements. The conversion of the above convertible notes in the aggregate principal amount of $3,500,000 is subject to a conversion price equal to the price at which equity is first raised for cash. As a result of the private placement the Notes are now convertible into an aggregate of 3,500,000 Units consisting of 3,500,000 shares of Common Stock and Warrants to acquire 2,625,000 shares of Common Stock at a price of $1.35 per share.

Subsequent Event

        On October 19, 2004 the Company acquired all the issued and outstanding stock of MRC Precision Metal Optics, Inc., a Florida corporation. MRC, established in 1983, is a fully integrated precision metal optics and optical assembly custom manufacturer.

        The purchase price for MRC's stock was $525,000 plus earn-out payments of up to $300,000 payable over 5 years. The purchase price was paid by the combination of a cash payment and the issuance of a note in the principal sum of $175,000 bearing interest at 6% per annum. Mr. Montone also received an employment agreement and agreed to a covenant not to compete.

        In accordance with management's expectations, the acquisition of MRC is expected to increase sales in the 4th quarter and to be accretive to profit over the coming year. During this same period PPGI will provide MRC with approximately $400,000 to fund working capital requirements for inventory and trade receivables, and thereby impacting 4th quarter cash flow from operations.

        Management expects that cash flow from operations and use of its existing cash reserves, will provide adequate liquidity for the Company's operations through 2005 after accounting for the acquisition of MRC.

        A summary of the Company's contractual cash obligations at September 30, 2004 is as follows:

Contractual Obligations	TOTAL	Less than 1 Year	1-3 Years	3-5 Years	Greater Than 5 Years
Notes payable	$1,700,000	$—	$1,700,000	$—	$—
Convertible notes payable	3,500,000	—	—	3,500,000	—
Note payable-other	130,618	68,292	62,326	—	—
			—	—	—
Operating leases	944,000	304,000	640,000	—	—
Capital leases including interest	220,020	124,543	95,477	—	—
(a) Total contractual cash obligations	$6,494,638	$496,835	$2,497,803	$3,500,000	$—

Quantitative and Qualitative Disclosures About Market Risk

        The Company believes that it has limited exposure to changes in interest rates from investments in certain money market accounts. The Company does not utilize derivative instruments or other market risk sensitive instruments to manage exposure to interest rate changes. The Company believes that a hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of the Company's interest sensitive money market accounts at September 30, 2004.

Financial Statements and Supplementary Data

        The financial statements and supplementary financial information required to be filed under this Item are presented commencing on page F-1 of the Registration Statement filed in connection with this resale, and are incorporated herein by reference.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

        None

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our directors and executive officers on the date of this prospectus.

Name and Age	Since	Positions; Business Experience
Thomas Lenagh, 78	1998	Chairman of the Board of Directors (May 2000-Present).
Management Consultant (1990-Present)
Past Chairman and CEO, Systems Planning Corporation
Financial Vice President, the Aspen Institute
		Treasurer and Chief Investment Officer, The Ford Foundation Captain, US Navy Reserve (ret.)
Daniel Lehrfeld, 60	1999	Director
President and Chief Executive Officer (2000-present), President and Chief Operating Officer(1999-2000),
Vice President/General Manager (1995-1999) Raytheon/GM Hughes Electro-Optics Center,
President (1989-1991) New England Research Center, (subsidiary)
Deputy General Manager (1989-1995) & Director, Business Development, International Business, Operations,
Cryogenic Products Magnavox Electronic Systems E. Coast Div., Deputy Sector Director & Program Director Philips Laboratories Briarcliff North American Philips subs. Philips Electronics NV,
		Group Leader/Project Leader Grumman Aerospace Corporation
Frank Wiedeman, 88	1998	Director Executive Director (1980-Present) American Capital Management Inc.
Jan Winston, 67	2000	Director Principal (1997-Present) Winston Consulting, Division Director/General Manager (1981-1997) IBM Corporation. Executive positions held in Development, Finance and Marketing.
John Rich, 66	2000	Director
Vice President/General Manager (1999-2002) Power Electronics Division, C&D technologies
President (1990-1999), Raytheon/GM Hughes Optical Systems
Vice President (1983-1989), Perkin Elmer Microlithography, Electro-Optics, and Systems
		Colonel, Commander, Air Force Avionics Laboratory and Air Force Weapons Laboratory

        The directors hold office for staggered terms of three years.

Executive Officers of the Registrant

        The following table sets forth the name and age of each executive officer of the Company, the period during which each such person has served as an executive officer and the positions with the Company held by each such person:

Name and Age	Since	Position With the Company
Daniel Lehrfeld, 60	1999	President and Chief Executive Officer
Maria Murray, 46*	1993	Vice President-Special Projects
William S. Miraglia, 54	1999	Chief Financial Officer and Secretary
Devaunshi Sampat, 50	1999	Vice President-Marketing Communication

*
As of October 30, 2004, Maria Murray resigned as Vice President-Special Projects.

        Daniel Lehrfeld has served as Chief Executive Officer and President since May 2000. He joined the Company in 1999 as President and Chief Operating Officer. Prior to joining the Company, Mr. Lehrfeld held the position of Vice President and General Manager of Electro-Optic Systems, a division, successively, of the Raytheon, GM/Hughes Electronics and Magnavox Electronic Systems Corporations. He has also held executive positions with Philips Laboratories Briarcliff and Grumman Aerospace Corporation. Mr. Lehrfeld holds B.S. and M.S. degrees from Columbia University School of Engineering and Applied Science and an M.B.A. degree from the Columbia Graduate School of Business.

        Maria Murray joined the Company in January 1989, became Vice President of R&D Programs in 1993, and was appointed INRAD's Sr. Vice President, Business Development in 1999. In 2003 she also assumed the title of Vice President of Special Projects at PPGI. Prior to joining the Company, Ms. Murray held positions in electronic design engineering in the laser and communication industries. She holds a B.S. degree in Electrical Engineering from the University of Central Florida. As of October 30, 2004, Maria Murray resigned as Vice President-Special Projects.

        William S. Miraglia joined the Company as Secretary and Chief Financial Officer in June 1999. Previously, he held the position of Vice President of Finance for a division of UNC, Inc., a New York Stock Exchange aviation company. Prior to his last position, Mr. Miraglia has held management positions in the aerospace industry and in public accounting. He holds a B.B.A. from Pace University, and an M.B.A from Long Island University and is a Certified Public Accountant.

        Devaunshi Sampat joined the Company in 1998. In 1999 she was appointed Vice President of Marketing and Sales. In 2003 she also assumed the title of Vice President for Marketing Communications for PPGI. Prior to joining the Company, Ms. Sampat held sales management positions within the Photonics industry with Princeton Instruments and Oriel Instruments. Ms. Sampat holds a B.S. in Medical Technology from the University of Bridgeport.

        Each of the executive officers has been elected by the Board of Directors to serve as an officer of the Company until the next election of officers, as provided by the Company's by-laws.

Committees of the Board of Directors

        Composition of the Board of Directors.    Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. Requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. The Board of Directors has determined that the members of the Audit Committee satisfy all such definitions of independence.

        Audit Committee.    During 2003, the Audit Committee was comprised of 3 Directors: John Rich, Thomas Lenagh and Jan Winston. The Audit Committee is empowered by the Board of Directors to, among other things, serve as an independent and objective party to monitor the Company's financial reporting process, internal control system and disclosure control system, review and appraise the audit efforts of the Company's independent accountants, assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company's management regarding financial reporting issues, and provide an open avenue of communication among the independent accountants, financial and senior management, and the Company's Board of Directors.

        Audit Committee Financial Expert.    The Board of Directors of the Company has determined that Mr. John Rich is "audit committee financial expert", as such term is defined by the SEC. Mr. Rich, as well as Mr. Thomas Lenagh and Mr. Jan Winston, have been determined to be "independent" within the meaning of SEC regulations.

        Compensation Committee.    During 2003, the Compensation Committee was comprised of Mr. Frank Wiedeman, Mr. Jan Winston and Mr. John Rich. The Compensation Committee reviews, approves and makes recommendations to the Board of Directors on matters regarding the compensation of the Company's senior executive officer(s).

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation

        The following table sets forth, for the years ended December 31, 2003, 2002 and 2001, the cash compensation paid by the Company and its subsidiaries, with respect to the Company's officers, whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities as an executive officer during such period:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus			Stock Options
Daniel Lehrfeld, President and Chief Executive Officer	2003 2002 2001	$156,000 148,000 156,000	$	— 32,500 —	*	85,000 110,000 —
Maria Murray, Vice President, Special Projects**	2003 2002 2001	112,000 107,000 115,000		— — —		40,000 89,000 —
Devaunshi Sampat, Vice President, Marketing Communications	2003 2002 2001	113,000 105,000 139,000		— — —		50,000 59,500 —
William Miraglia, Vice President, Chief Financial Officer	2003 2002 2001	104,000 101,000 105,000		— — —		40,000 45,000 —

*
Reflects deferred payout of bonus granted in recognition of asset sale in 2000. Full proceeds invested in Company Series B Preferred stock.

**
As of October 30, 2004, Maria Murray resigned as Vice President-Special Projects.

Executive Employment Contract

        The Company is party to an employment agreement with Mr. Dan Lehrfeld, President and CEO, that provides for a minimum annual salary during its term, and severance benefits under certain conditions that include change of control of the Company.

        The aggregate minimum commitment under this agreement is as follows:

Year Ending December 31,
2004	$175,000
2005	$175,000
2006	$175,000
2007	$175,000
2008	$175,000

        Should Mr. Lehrfeld be terminated without cause during this contract period he would be entitled to one year's salary.

        During fiscal year 2003, 2002 and 2001, respectively, no officer received any perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus, nor were any granted.

Compensation of Directors

        Each non-employee director was paid $400 during fiscal year 2003 and 2002, respectively, for each board meeting he/she attended, and $200 during fiscal year 2003 and 2002, respectively, for each conference call meeting in which he/she participated.

Compensation Committee Interlocks and Insider Participation in Compensation Committee

        The following directors of the Company serve as members of the Compensation Committee of the Company's Board of Directors: Mr. Frank Wiedeman, Mr. Jan Winston and Mr. John Rich. Officer's compensation is guided by overall job performance and the market salaries for those positions for companies of the same relative size and within industries similar to the Company's industry, as well as relativity to other salaries within the Company.

Equity Compensation Program

        Under the Company's 2000 Equity Compensation Program (the "2000 Program") 6,000,000 shares are reserved for issuance of stock options, stock appreciation rights and performance shares. As of September 30, 2004 approximately 1,847,000 options were outstanding under the 2000 Program and 4,153,000 shares remained available for awards under the 2000 Program. The 2000 Program was adopted by the Board of Directors in May 2000 and approved by the shareholders in August 2000. On August 25, 2004, the Company's shareholders approved the increase of the number of shares authorized for issuance under the 2000 Program from 4,000,000 to 6,000,000.

Purpose

        The purpose of the 2000 Program is to help attract and retain superior directors, officers, key employees and consultants of the Company and its subsidiaries and to encourage them to devote their abilities and industry to the success of the Company.

Eligibility

        All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to receive awards under the 2000 Program. The Company estimates that as of September 30, 2004, there were approximately 70 individuals eligible to participate in the 2000 Program.

Determination of Eligibility; Administration of the Program

        The 2000 Program is administered by a committee appointed by the Board (the "Committee", or the "Program Administrator"). The Program Administrator has full discretion and authority to: (a) interpret the 2000 Program; (b) define its terms; (c) prescribe, amend and rescind rules and regulations relating to the 2000 Program; (d) select eligible individuals to receive options, stock appreciation rights, and performance shares under the 2000 Program; (e) determine when options, stock appreciation rights, or performance shares shall be granted under the Program; (f) determine the type, number, and terms and conditions of awards to be granted and the number of shares of stock to which awards will relate, and any other terms and conditions of options, stock appreciation rights, and performance shares; and (g) make all other determinations that may be necessary or advisable for the administration of the 2000 Program.

Types of Awards

        The 2000 Program is comprised of four parts: (i) the Incentive Equity Compensation Program ("Incentive Program"), (ii) the Supplemental Equity Compensation Program ("Supplemental

Program"), (iii) the Stock Appreciation Rights Program ("SAR Program"), and (iv) the Performance Share Program.

        Incentive Program.    The Company intends that options granted pursuant to the provisions of the Incentive Program will qualify and will be identified as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Program Administrator may grant ISOs to purchase Common Stock to any employee of the Company or its subsidiaries. These options shall expire on the date determined by the Program Administrator, but they shall not expire later than 10 years from the date the options are granted. Any ISO granted to any person who owns more than 10% of the combined voting power of all classes of stock of the Company or any of its subsidiaries shall expire no later than 5 years from the date it was granted.

        The exercise price of ISOs may not be less than the fair market value of the Company's Common Stock on the date of grant. However, the exercise price of an ISO granted to a 10% or more stockholder may not be less than 110% of the fair market value of the Company's Common Stock on the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

        Supplemental Program.    Options granted under this Supplemental Program shall not be ISOs as defined in Section 422 of the Code. The Program Administrator may grant supplemental stock options to eligible participants in the 2000 Program. These options shall expire on the date determined by the Program Administrator, but they shall not expire later than 10 years from the date the options are granted. The exercise price of supplemental stock options shall be determined by the Program Administrator at the time of grant.

        SAR Program.    The Program Administrator may grant stock appreciation rights ("SARs") to eligible participants in the 2000 Program. These SARs may be granted either together with supplemental stock options or ISOs ("Tandem Options") or as naked stock appreciation rights ("Naked Rights"). Tandem Options entitle the holder to receive from the Company an amount equal to the fair market value of the shares of Common Stock which the recipient would have been entitled to purchase on that date upon the surrender of the unexpired option, less the amount the recipient would have been required to pay to purchase the shares upon the exercise of the option. Naked Rights entitle the holder to receive the excess of fair market value of those rights at the end of a designated period over the fair market value of those rights when they are granted. Payments to recipients who exercise SARs may be made, at the discretion of the Program Administrator, in cash by bank check, in shares of Common Stock with a fair market value equal to the amount of payment, in a note in the payment amount, or any combination of these totaling the payment amount.

        Performance Share Program.    The Program Administrator may grant performance shares to eligible participants in the 2000 Program. Each grant confers upon the recipient the right to receive a specified number of shares of Common Stock of the Company contingent upon the achievement of specified performance objectives within a specified period (including the recipient's continued employment with or service to the Company).

        Payment may be made, in the discretion of the Program Administrator, in shares of Common Stock, a check for the fair market value of the shares of Common Stock to which the performance share award relates (the "payment amount"), a note in the payment amount, or any combination of these totaling the payment amount. The Program Administrator shall specify the performance objectives, determine the duration of the performance objective period (not to be less than 1 year nor more than 10 years from the date of the grant) and determine whether performance objectives have been met during the designated period. All determinations by the Program Administrator with respect to the achievement of performance objectives shall be final, binding on and conclusive with respect to each recipient.

Exercise

        Options may be exercised by providing written notice to the Company, specifying the number of shares to be purchased and accompanied by payment for such shares, and otherwise in accordance with the applicable option agreement. Payment may be made in cash, other shares of Common Stock or by a combination of cash and shares. The Program Administrator may also permit cashless exercises pursuant to procedures approved by the Program Administrator.

Vesting of Options

        Unless otherwise provided by the Program Administrator at the time of grant or accelerated, stock options vest in 3 annual installments commencing one year after the date of grant.

Transferability of Awards

        Grants of stock options and other awards are generally not transferable except by will or by the laws of descent and distribution, except that the Program Administrator may, in its discretion, permit transfers of supplemental stock options and/or stock appreciation rights granted in tandem with such options for estate planning or other purposes subject to any applicable restrictions under federal securities laws. Common Stock which represents performance shares may not be sold, pledged, assigned or transferred in any manner prior to the satisfaction of the stated performance objectives and the expiration of the stated performance objective periods.

Award Limitations

        The maximum number of shares of Common Stock subject to options, separately exercisable stock appreciation rights or other awards that an individual may receive in any calendar year is 600,000.

Acceleration of Vesting; Change in Control

        The Program Administrator may, in its discretion, accelerate the exercisability of any option or stock appreciation right or provide that all restrictions, performance objectives, performance objective periods and risks of forfeiture pertaining to a performance share award shall lapse upon the occurrence of a "change in control" of the Company, as defined in the 2000 Program.

        If a change in control occurs pursuant to a merger or consolidation or sale of assets as described above, then each outstanding option, stock appreciation right, and performance share award shall be assumed or an equivalent benefit shall be substituted by the entity determined by the Board to be the successor corporation unless the successor does not so agree at least 15 days prior to the merger, consolidation or sale of assets. In that instance, each option, stock appreciation right, or performance share award shall be deemed to be fully vested and exercisable.

Effect of Termination of Employment or Service as a Director or Consultant

        Except as otherwise provided in any agreement evidencing an award or option:

  (a)
  in the event that a participant's employment or service with the Company is terminated for "cause," any outstanding options and awards of such participant shall terminate immediately;

  (b)
  in the event that a participant's employment or service with the Company terminates due to death or disability (within the meaning of Section 22(e)(3) of the Code), all options and stock appreciation rights of such participant (other than Naked Rights) will lapse unless exercised, to the extent exercisable at the date of termination, within one year following such date of termination, all performance awards for which all performance objectives and conditions have been achieved and satisfied (other than continued employment or status as a consultant) shall be paid in full (any remaining awards of such participant will be forfeited), and all Naked Rights shall be fully paid by the Company as of the date of death or disability; and

  (c)
  in the event that a participant's employment or service with the Company terminates for any other reason: (i) any outstanding options and awards (other than Naked Rights) shall be exercisable, to the extent exercisable on the date of termination, for a period of 90 days after the date of such termination if the recipient resigned, and 12 months after the date of such termination if it was an involuntary termination other than for cause; (ii) all Naked Rights not payable on the date of termination shall terminate immediately; and (iii) all performance share awards shall terminate immediately unless the performance objectives have been achieved and the performance objective period has expired.

Amendment, Suspension or Termination of the Program

        The 2000 Program will terminate on the day preceding the tenth anniversary of its adoption, unless sooner terminated by the Board. Prior to that date, the Program Administrator may amend, modify, suspend or terminate the Program, provided, however, that (a) stockholder approval is obtained when required by law, and (b) no such amendment, modification, suspension or termination by the Program Administrator shall adversely affect the rights of participants, without their consent, under any outstanding option, stock appreciation right, or performance share.

Option Exercises and Holdings

        The following table provides information concerning options exercised during 2003 and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 2003.

Option Values at December 31, 2003

			Number of Securities Underlying Unexercised Options at December 31, 2003 (# of shares)
					Value of In-the-Money Options at December 31, 2003($)(1)
Name	Shares Acquired on Exercise (# shares)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel Lehrfeld	0	0	396,300	123,700	0	0
Maria Murray*	0	0	106,370	83,630	0	0
Devaunshi Sampat	0	0	67,135	63,865	0	0
William Miraglia	0	0	29,504	59,496	0	0

*
As of October 30, 2004, Maria Murray resigned as Vice President-Special Projects.

(1)
Based on $0.50 per share, the closing price of the Company's Common Stock, as reported by the OTC Bulletin Board, on December 31, 2003.

Options/SAR Grants in Last Fiscal Year

Individual Grants						Potential Floatable Values at Assumed Annual Rates of Stock Price Appreciation for Option Term	Alternative to (f) and (g) Grant Date Value
(a) Name	(b) Number of Securities Underlying Options/ SARs Granted	(c) % of Total Options/ SARs Granted to Employees in the Last Fiscal Year and the Six Months ended September 30, 2004	(d) Expiration or Base Price ($/Sh)	(e) Expiration Date	(f) 5% ($)	(g) 10% ($)	(f) Grant Date Payment Value ($)
Dan Lehrfeld	50,000	16.7%	$0.50	Jun 2013			$0.48	(1)
Maria Murray*	24,000	8.0%	$0.50	Jun 2013			$0.48	(1)
Devaunshi Sampat	24,000	8.0%	$0.50	Jun 2013			$0.48	(1)
William Miraglia	24,000	8.0%	$0.50	Jun 2013			$0.48	(1)

*
As of October 30, 2004, Maria Murray resigned as Vice President-Special Projects.

(1)
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following range of weighted-average assumptions were used for grants during the year ended December 31, 2003:

Dividend yield	0.00%
Volatility	127.16%
Risk-free interest rate	5.2%
Expected life	10 years

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information with respect to the security ownership of the directors and named executive officers of the Company and the security ownership of each individual or entity known by the Company to be the beneficial owner of more than 5% of the 7,186,844 shares of the Company's Common Stock outstanding as of December 20, 2004. Percentages that include ownership of options or convertible securities are calculated assuming exercise or conversion by each individual or entity of the options, (including "out-of-the-money options"), or convertible securities owned by each individual or entity separately without considering the dilutive effect of option exercises and security conversions by any other individual or entity. The Company has been advised that all individuals, or entities, listed have the sole power to vote and dispose of the number of shares set opposite their names in the table. Unless otherwise indicated, the address of each beneficial owner is c/o Photonic Products Group, Inc., 181 Legrand Avenue, Northvale, New Jersey 07674.

Name and Address of Beneficial Owner	Number of Shares		Percent of Common Stock
Clarex, Ltd. & Welland Ltd.— Bay Street and Rawson Square P.O. Box N 3016 Nassau, Bahamas	9,971,914	(1)	68.2%
Warren Ruderman 45 Duane Lane Demarest, NJ 07627	1,222,400		17.0%
Daniel Lehrfeld C/O PPGI 181 Legrand Ave Northvale, NJ 07647	969,800	(2)	12.1%
Hoechst Celanese Corp. Routes 202-206 North Box 2500 Somerville, NJ 08876	300,000		4.2%
Thomas Lenagh C/O PPGI 181 Legrand Ave Northvale, NJ 07647	215,900	(3)	3.0%
Frank Wiedeman C/O PPGI 181 Legrand Ave Northvale, NJ 07647	157,400	(4)	2.2%
John Rich C/O PPGI 181 Legrand Ave Northvale, NJ 07647	70,200	(5)	1.0%
Jan Winston C/O PPGI 181 Legrand Ave Northvale, NJ 07647	59,400	(6)	0.8%

Maria Murray C/O PPGI 181 Legrand Ave Northvale, NJ 07647	257,275	(7)	3.5%
William Miraglia C/O PPGI 181 Legrand Ave Northvale, NJ 07647	148,720	(8)	2.0%
Devaunshi Sampat C/O PPGI 181 Legrand Ave Northvale, NJ 07647	191,800	(9)	2.6%
Directors and Executive Officers as a group (8 persons)	2,070,495	(10)	23.1%

(1)
Including (i) 900,000 shares subject to convertible preferred stock (ii) 3,500,000 shares of Common Stock and warrants to purchase 2,625,000 shares of Common Stock at $1.35 underlying convertible promissory notes (iii) 200,000 shares of Common Stock underlying outstanding warrants to purchase the Company's Common Stock at $0.425 per share and (iv) 200,000 shares of Common Stock underlying outstanding warrants to purchase the Company's Common Stock at $1.08 per share.

(2)
Including 48,000 shares subject to convertible preferred stock and 805,000 shares subject to options exercisable within 60 days.

(3)
Including 129,000 shares subject to options exercisable within 60 days.

(4)
Including 79,000 shares subject to options exercisable within 60 days.

(5)
Including 54,000 shares subject to convertible preferred stock and 36,640 shares subject to options exercisable or convertible within 60 days.

(6)
Including 4,000 shares subject to convertible preferred stock and 54,000 shares subject to options exercisable or convertible within 60 days.

(7)
Including 20,000 shares subject to convertible preferred stock, and 230,000 shares subject to options exercisable or convertible within 60 days. As of October 30, 2004, Maria Murray resigned as Vice President—Special Projects.

(8)
Including 7,200 shares subject to convertible preferred stock, and 139,000 shares subject to options exercisable or convertible within 60 days.

(9)
Including 8,000 shares subject to convertible preferred stock, and 181,000 shares subject to options exercisable or convertible within 60 days.

(10)
Including 99,200 shares subject to convertible preferred stock and 1,671,000 shares subject to options exercisable or convertible within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the years ended December 31, 2003, 2002 and 2001 approximately 3%, 4%, and 3%, respectively, of the Company's net product sales were through a foreign agent, in which, Warren Ruderman, a principal shareholder of the Company, has an investment. Terms of sales to this foreign agent were substantially the same as to unrelated foreign agents.

        In April 2004 the Company received $1,000,000 from Clarex Ltd., a major shareholder of the Company, in exchange for the issuance pursuant to Regulation D of a three-year Subordinated Convertible Promissory Note. The Note will bear interest at the rate of 6% per annum and has a maturity date of March 31, 2007. Interest will accrue yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares), at a conversion rate equal to the purchase price of stock issued (and/or securities issued that are convertible into Common Stock) for cash after the date of the Note to an unrelated third party investor, or if no such issuance takes place within twelve months of the date of the Note, April 2004, at a price mutually agreed upon as fair value by the Issuer and Holder.

        In 2003, the Company issued a Subordinated Convertible Promissory Note pursuant to Regulation D for proceeds of $1,500,000. The Holder of the Note, Clarex, Ltd., is a major shareholder of the Company. The Note bears interest at the rate of 6% per annum and has a maturity date of January 31, 2006. The Note is convertible into Common Stock of the Company at a conversion price that shall be (a) the price at which Common Stock is first issued for cash after the date of the Note to an unrelated third party investor or (b) the price mutually agreed upon by the Issuer and Holder as its then fair market value if no such issuance has occurred within 12 months of the date of the Note, December 31, 2003.

        In June of 2003 the Company issued a $1,700,000 Secured Promissory Note to Clarex, Ltd., a major shareholder of the Company. The Secured Promissory Note was for a period of 36 months and bears interest at the rate of 6% per annum. The Company's Board of Directors approved the issuance of 200,000 warrants to Clarex, Ltd. as a fee for the issuance of the Note and in the 2nd quarter of 2004 approved the issuance of an additional 200,000 warrants as a fee for extending the note to September 30, 2007. The warrants are exercisable at $0.425 per share and $1.08 per share, respectively, approximately a 20% discount to market, and expire in March 2008 and May 2008. The Note is secured by all assets of the Company.

        In 2002, the Company issued a Subordinated Convertible Promissory Note pursuant to Regulation D for proceeds of $1,000,000. The Holder of the Note, Welland, Ltd., is a related party to Clarex Ltd., a major shareholder of the Company. The Note bears interest at the rate of 6% per annum and has a maturity date of January 31, 2006. The Note is convertible into common shares of the Company at a conversion price that shall be (a) the price at which Common Stock is first issued for cash after the date of the Note to an unrelated third party investor or (b) the price mutually agreed upon by the Issuer and Holder at its then fair market value if no such issuance has occurred within 24 months of the date of the Note, December 31, 2002.

        During the 2nd quarter of 2004 the Company entered into an agreement with an investment banking firm to raise equity via a private placement that was not registered with the Securities and Exchange Commission. In July 2004 the Company issued 1,581,000 Units consisting of 1,581,000 shares and warrants to acquire an additional 1,185,750 shares at $1.35 per share. In addition, 262,276 Warrants were issued to Casimir Capital, LP, the placement agent for the private placement. The conversion of the above convertible notes in the aggregate principal amount of $3,500,000 is subject to a conversion price equal to the price at which equity is first raised for cash. As a result of the private placement the Subordinated Convertible Promissory Notes are now convertible into an aggregate of 3,500,000 Units consisting of 3,500,000 shares of Common Stock and Warrants to acquire 2,625,000 shares of Common Stock at a price of $1.35 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on the Company's review of these reports and written representations furnished to the Company, the Company believes that in 2003 each of the reporting persons complied with these filing requirements, except that reports on Form 4 were not filed reporting the grant of stock options in January 2, 2003 to the following individuals in the amounts set forth next to their names:

Mr. Dan Lehrfeld	50,000 options
Ms. Maria Murray*	24,000 options
Ms. Devaunshi Sampat	24,000 options
Mr. William S. Miraglia	24,000 options
Mr. Thomas Lenagh	12,000 options
Mr. Frank Wiedeman	12,000 options
Mr. Jan Winston	12,000 options
Mr. John Rich	12,000 options

* As of October 30, 2004, Maria Murray resigned as Vice President-Special Projects.

        All options granted on this date expire on January 1, 2013. These late filings were inadvertent, and the required filings have been made.

DESCRIPTION OF CERTAIN DEBT

        The following is a summary of the material provisions of the agreements evidencing our material debt in effect on the date of this prospectus. Set forth below is a summary of the principal terms of our secured promissory note. Certain of the terms and conditions described below are subject to important qualifications and exceptions. The following is only a summary and it does not include all of the provisions of our material debt, copies of which have been filed as exhibits to our registration statement filed in connection with this offering and are available as set forth under "Where You Can Find More Information." This description assumes that proceeds from this offering will not be used to repay such debt, that the accrued interest and principal on our convertible notes have converted into shares of our Common Stock substantially on the same terms as our June 2004 private placement. See "Use of Proceeds."

Secured Promissory Notes

        On September 30, 2003, we issued approximately $1.7 million in aggregate principal amount of a 6% secured promissory note due September 30, 2007.

  Principal, Maturity and Interest

        We currently have issued and outstanding approximately $1.7 million principal amount of a secured promissory note. The secured promissory note matures on September 30, 2007. Interest on the secured promissory note accrues at the rate of 6% per annum and is payable on the maturity date.

  Ranking and Security

        The secured promissory note is secured by a first-priority lien, subject to permitted encumbrances, on substantially all of our assets.

  Optional Prepayment

        The secured promissory note may be prepaid by us at our option, in whole or in part, at any time without premium or penalty upon written notice at least ten (10) business days prior to such prepayment.

  Events of Default

        The secured promissory note contains events of default, including, but not limited to (1) defaults in the payment of principal or interest, (2) a merger or consolidation with or into any entity in which PPGI is not the surviving entity or the sale, transfer, lease or other disposition of all or any substantial portions of our assets, (3) the adoption of a plan of liquidation or dissolution by us, (4) our bankruptcy or other insolvency events.

LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for us by Lowenstein Sandler PC.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Holtz Rubenstein Reminick LLP (formerly known as Holtz Rubenstein & Co., LLP), independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of Common Stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

        We are subject to the reporting and information requirements of the Securities and Exchange Act of 1934, as amended, and, as a result, file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Photonic Products Group, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004 (unaudited)	F-2
Pro Forma Condensed Consolidated Statement of Operations for the Nine Months ended September 30, 2004 (unaudited)	F-3
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003 (unaudited)	F-4
Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)	F-5
Consolidated Balance Sheets as of December 31, 2003 and September 30, 2004	F-7
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2004 (unaudited)	F-8
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (unaudited)	F-9
Notes to Consolidated Financial Statements (unaudited)	F-10
Report of Holtz Rubenstein & Co., LLP, Independent Certified Public Accountants	F-14
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-15
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-16
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2003, 2002 and 2001	F-17
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-18
Notes to Consolidated Financial Statements	F-19

MRC Precision Metal Optics, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004 (unaudited)

	Historical			Pro forma
September 30, 2004
	PPGI	MRC		Adjustments	Pro forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,709,245	$28,460	(1)	$(350,000)	$2,387,705
Accounts receivable, net	1,455,860	9,750			1,465,610
Factored accounts receivable	—	413,020			413,020
Inventory	1,951,201	451,680			2,402,881
Other current assets	219,364	—			219,364

Total Current Assets	6,335,670	902,910		(350,000)	6,888,580
Property, Plant and Equipment, net	3,673,753	859,144			4,532,897
Intangible Assets, net	443,750	—	(1)	360,000	803,750
Goodwill			(1)	1,896,574	1,896,574
Other	586,561	8,165	(1)	(265,000)	329,726

Total Assets	$11,039,734	$1,770,219		$1,641,574	$14,451,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$55,800	$335,528	(1)	$50,000	$441,328
Borrowings under factoring agreement	—	394,865			394,865
Accounts payable and accrued liabilities	1,219,768	825,390			2,045,158
Customer advances	390,091	—			390,091
Current portion of long-term obligations	99,664	262,211			361,875
Billings in excess of costs	—	479,753			479,753

Total Current Liabilities	1,765,323	2,297,747		50,000	4,113,070
Secured and Convertible Notes Payable	5,200,000	—			5,200,000
Long-Term Obligations	89,691	939,046	(1)	125,000	1,153,737

Total Liabilities	7,055,014	3,236,793		175,000	10,466,807

Stockholders' Equity:
Convertible Preferred Stock	2,600,000	—			2,600,000
Common Stock	70,269	100	(1)	(100)	70,269
Capital in excess of par value	10,879,302	50,445	(1)	(50,445)	10,879,302
Deficit	(9,549,901)	(1,517,119	)(1)	1,517,119	(9,549,901)

	3,999,670	(1,466,574)		1,466,574	3,999,670
Less: Treasury stock	(14,950)	—		—	(14,950)

Total Stockholders' Equity	3,984,720	(1,466,574)		1,466,574	3,984,720

Total Liabilities and Stockholders' Equity	$11,039,734	$1,770,219		$1,641,574	$14,451,527

Pro Forma Condensed Consolidated Statement of Operations for the Nine Months ended September 30, 2004 (unaudited)

	Historical			Pro forma
Nine Months Ended September 30, 2004
	PPGI	MRC		Adjustments	Pro forma
Revenues, net	$6,305,495	$2,092,298			$8,397,793
Cost of Sales	4,649,322	1,423,604			6,072,926
Selling, general and administrative expenses	2,007,438	646,852	(2)	54,000	2,708,290
Internal R&D expenses	76,440	—			76,440

	6,733,200	2,070,456			8,857,656

Loss (Income) from Operations	(427,705)	122,073			(305,632)
Other Income (Expense):
Interest expense, net	(238,296)	(203,097	)(3)	(7,875)	(449,268)
Other	5,698	6,660			12,358

Net Loss	(660,303)	(174,595)			(896,773)
Preferred Stock Dividends	164,820	—			164,820

Net Loss Applicable to Common Stockholders	$(825,123)	$(174,595)			$(1,061,593)

Net Loss Per Common Share—Basic and Diluted	$(0.14)				$(0.18)

Weighted Average Shares Outstanding	6,034,755				6,034,755

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003 (unaudited)

	Historical
Year Ended December 31, 2003				Pro forma Adjustments
	PPGI	MRC			Pro forma
Revenues, net	$5,388,184	$3,266,633			$8,654,817
Cost of Sales	3,917,123	2,871,572			6,788,695
Selling, general and administrative expenses	2,389,547	696,617	(2)	60,000	3,146,164
Internal R&D expenses	153,843	—			153,843
Special Charges	582,000	—			582,000

	7,042,513	3,568,189			10,610,702

Loss from Operations	(1,654,329)	(301,556)			(1,955,885)
Other Income (Expense):
Interest expense, net	(266,165)	(156,022	)(3)	(10,500)	(432,687)
Other	8,950	17,505			26,455

Loss Before Income Tax Benefit and Preferred Stock Dividends	(1,911,544)	(440,073)			(2,351,617)
Income Tax Benefit	(134,235)	—
Net Loss	(1,777,309)	(440,073)
Preferred Stock Dividends	53,600	—			53,600

Net Loss Applicable to Common Stockholders	$(1,830,909)	$(440,073)			$(2,270,982)

Net Loss Per Common Share—Basic and Diluted	$(0.35)				$(0.43)

Weighted Average Shares Outstanding	5,283,690				5,283,690

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.    Basis of Presentation

        The purchase method of accounting has been used in the preparation of the accompanying pro forma financial statements. Under this method of accounting, the purchase consideration is allocated to tangible and identifiable tangible assets acquired and liabilities assumed based on their respective fair values. For purposes of the unaudited condensed consolidated financial statements, the fair values of MRC's fixed assets are stated at the fair values as determined by an independent appraiser. The fair value of all other assets were estimated by PPGI's and MRC's management. For the purposes of pro forma adjustments MRC has applied Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets."

2.    Consideration

        PPGI, a New Jersey corporation, acquired all of the capital stock of MRC, a Florida corporation. MRC is a manufacturer of metal optics.

        The acquisition was consummated on October 19, 2004, pursuant to a Stock Purchase Agreement of the same date between PPGI, the registrant, and Frank Montone, MRC's stockholder.

        The aggregate consideration for the acquisition was $525,000. $350,000 of the purchase price was paid in cash at closing. The remaining $175,000 of the purchase price was paid by a subordinated promissory note. Interest is payable annually in arrears on each anniversary of the Closing Date, commencing on October 19, 2005 until the entire principal amount is paid in full. On the second anniversary of the Closing Date $50,000 of the principal shall be due and payable. The remaining portion of the note and any accrued and unpaid interest shall be paid in full on October 19, 2005. Based on provisions of the Earn-Out agreement contained in the Stock purchase agreement, PPGI will pay to Mr. Montone an additional $300,000 during the five-year period commencing January 1, 2005 and ending on December 31, 2009. Mr. Montone is also subject to an non-compete agreement.

3.    Details of the Pro Forma Adjustments Relating to the Acquisition of MRC are as Follows:

        The pro forma financial statements have been prepared on the basis of assumptions relating to the allocation of the consideration paid to the acquired assets and liabilities of MRC based on independent appraisals and management's best estimates.

        Following is a summary of the total purchase price as of September 30, 2004:

  3.
  To record the effect of the purchase of MRC on cash balances, equity accounts, short term and long term notes

The purchase price consisted of:
Cash paid to seller at closing	$350,000
Notes payable	175,000
Direct acquisition costs	265,000
Liabilities assumed	3,236,793

Total	$4,026,793

The purchase price was allocated as follows:
Current assets	$902,910
Property and equipment	1,280,000
Identified intangible assets	360,000
Goodwill	1,483,883

Total	$4,026,793

        PPGI believes that the intangible assets acquired from MRC, included in the five-year category, are mainly comprised of customer lists and manufacturing and engineering processes. In addition PPGI intends to continue to expand the its existing lines of business, develop new businesses and take advantage of synergies that exist between PPGI and MRC. PPGI believes that it will benefit from the Stock Purchase Agreement for a period of time of approximately five years, and therefore, a five-year amortization period is appropriate.

  4.
  To record amortization expense of intangible assets of $60,000 for the year ended December 31, 2003 and $54,000 for the nine months ended September 30, 2004.

        To record interest expense on the subordinated promissory note to seller in the amount of $10,500 for the year ended December 31, 2003 and $7,875 for the nine months ended September 30, 2004.

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$2,709,245	$1,282,160
Accounts receivable (after allowance for doubtful accounts of $40,000 in 2004 and 2003)	1,455,860	973,415
Inventories	1,951,201	2,219,116
Unbilled contract costs	—	191,767
Other current assets	219,364	76,941

Total Current Assets	6,335,670	4,743,399
Plant and equipment,
Plant and equipment at cost	10,735,219	9,824,498
Less: Accumulated depreciation and amortization	(7,061,466)	(6,572,278)

Total plant and equipment	3,673,753	3,252,220
Precious Metals	309,565	309,565
Intangible Assets	443,750	443,750
Other Assets	276,996	102,187

Total Assets	$11,039,734	$8,851,121

Liabilities and Shareholders' Equity
Current Liabilities:
Note payable—Other	$55,800	$68,292
Accounts payable and accrued liabilities	1,219,768	993,150
Customer advances	390,091	—
Current obligations under capital leases	99,664	99,664

Total current liabilities	1,765,323	1,161,106
Secured and Convertible Notes Payable	5,200,000	4,200,000
Other Long Term Notes	74,818	116,728
Capital Lease Obligations	14,873	88,848

Total liabilities	7,055,014	5,566,682
Shareholders' equity:
10% convertible preferred stock, Series A no par value; 500 shares issued and outstanding respectively	500,000	500,000
10% convertible preferred stock, Series B no par value; 2,100 shares issued and outstanding respectively	2,100,000	2,100,000
Common stock: $.01 par value; 60,000,000 authorized 7,160,903 shares issued at September 30, 2004 and 5,445,953 issued December 31, 2003	70,269	54,459
Capital in excess of par value	10,879,302	9,534,523
Accumulated deficit	(9,549,901)	(8,889,593)

	3,999,670	3,299,389
Less—Common stock in treasury, at cost (4,600 shares respectively)	(14,950)	(14,950)

Total Shareholders' Equity	3,984,720	3,284,439

Total Liabilities & Shareholders' Equity	$11,039,734	$8,851,121

See Notes to Consolidated Financial Statements

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30
	2004	2003	2004	2003
Total Revenue	$2,582,372	$1,405,663	$6,305,495	$3,753,633
Cost and Expenses:
Cost of goods sold	1,735,381	1,119,973	4,649,322	2,986,124
Selling, general & administrative expenses	645,932	570,842	2,007,438	1,664,870
Internal R & D expenses	24,344	34,992	76,440	115,903

Total Cost and Expenses	2,405,658	1,725,807	6,733,200	4,766,897

Operating profit (loss)	176,714	(320,144)	(427,705)	(1,013,264)
Other income (expense):
Interest expense	(84,759)	(57,880)	(238,296)	(165,059)
Other	3,212	(2,449)	5,698	1,522

Net Profit (Loss)	95,167	(380,473)	(660,303)	(1,176,801)
Preferred stock dividends	—		(164,820)	(53,600)

Net profit (loss) applicable to common shareholders	$95,167	$(380,473)	$(825,123)	$(1,230,401)

Net profit (loss) per common share—basic	$0.01	$(0.07)	$(0.14)	$(0.23)

Net profit (loss) per common share—diluted	$0.01	$(0.07)	$(0.14)	$(0.23)

Weighted average shares outstanding—basic	7,148,318	5,283,690	6,034,755	5,283,690

Weighted average shares outstanding—diluted	11,829,052	5,283,690	6,034,755	5,283,690

See Notes to Consolidated Financial Statements

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(660,303)	$(1,176,801)

Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	489,188	422,645
401K common stock contribution	—	11,870
Changes in assets and liabilities:
Accounts receivable	(482,445)	417,067
Inventories	267,915	(60,173)
Unbilled contract costs	191,767	177,191
Other current assets	(142,423)	(3,369)
Other assets	(174,809)	(2,603)
Accounts payable and accrued liabilities	226,618	111,114
Customer advances	390,091

Total adjustments	765,901	1,073,742

Net cash provided by (used in) operating activities	105,598	(103,059)

Cash flows from investing activities:
Capital expenditures	(910,725)	(86,259)

Net cash used in investing activities	(910,725)	(86,259)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,360,589
Proceeds from secured notes payable		1,700,000
Proceeds from senior convertible debenture	1,000,000
Principal payments of bank debt		(1,678,623)
Principal payments of notes	(54,402)	(112,425)
Principal payments of capital lease obligations	(73,975)	(76,300)

Net cash provided by (used in) financing activities	2,232,212	(167,348)

Net increase (decrease) in cash and cash equivalents	1,427,085	(356,666)
Cash and cash equivalents at beginning of period	1,282,160	1,155,074

Cash and cash equivalents at end of period	$2,709,245	$798,408

See Notes to Consolidated Financial Statements

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004

(Unaudited)

NOTE 1—SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

        The accompanying unaudited interim consolidated financial statements of Photonic Products Group, Inc. (the "Company"), reflect all adjustments, which are of a normal recurring nature, and disclosures which, in the opinion of management, are necessary for a fair statement of results for the interim periods. It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended and notes thereto included in the Company's report on Form 10-K, filed with the Securities and Exchange Commission.

Inventory Valuation

        Inventories are valued on a lower of cost (first-in-first-out basis) or market basis (net realizable value). Work In Process inventory for the period is stated at actual cost, not in excess of estimated realizable value. Inventories are comprised of the following:

	September 30, 2004	December 31, 2003
Raw materials	$558,829	$543,116
Work in process, including manufactured parts and components	1,001,501	1,275,000
Finished goods	390,871	401,000

	$1,951,201	$2,219,116

Income Taxes

        The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is established when deferred tax assets are not likely to be realized.

Net Income (Loss) Per Share

        Basic and diluted net (loss) income per share is computed using the weighted average number of common shares outstanding for the period ended September 30, 2004. The potential dilutive effect of securities, which are common share equivalents, options, warrants, convertible notes and convertible preferred stock and their associated dividends have been excluded from the diluted computation for the nine months ended in 2004 and 2003 and for the three months ended September 2003 because their effect is antidilutive.

        The following is the reconciliation of the basic and diluted earnings-per-share computations required by Statement of Financial Accounting Standards ("SFAS") No. 128 ("Earnings Per Share"):

	Three Months Ended September 30, 2004			Three Months Ended September 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share:
Net Income (loss) Applicable to Common Shareholders	$95,167	7,148,318	$0.01	$(380,473)	5,283,690	$(0.07)
Effect of dilutive securities
Convertible Debt	52,500	3,500,000		—
Convertible Preferred Stock		840,000
Options and Warrants		340,734		—	—

Diluted Earnings Per Share:
Net Income (loss) Applicable to Common Shareholders	$147,667	11,829,052	$0.01	$(380,473)	5,283,690	$(0.07)

	Nine Months Ended September 30, 2004			Nine Months Ended September 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share:
Net Loss Applicable to Common Shareholders	$(825,123)	6,034,755	$(0.14)	$(1,230,401)	5,283,690	$(0.23)
Effect of dilutive securities
Convertible debt	—	—		—	—
Options	—	—		—	—
Warrants	—	—		—	—

Diluted Earnings Per Share:
Net Loss Applicable to Common Shareholders	$(825,123)	6,034,755	$(0.14)	$(1,230,401)	5,283,690	$(0.23)

Stock Based Compensation

        The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation costs for options has been recognized in the financial statements. The chart below sets forth the Company's net profit (loss) per share for the nine and three months ended September 30, 2004 and 2003, as reported on a pro forma basis as if the compensation cost of stock options had been determined in accordance with SFAS 123.

	For the three months ended September 30,		For the nine months end September 30,
	2004	2003	2004	2003
Net Profit (Loss) applicable to common shareholders, as reported	$95,167	$(380,473)	$(825,123)	$(1,230,401)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(30,726)	(58,115)	(92,178)	(174,345)

Pro forma net profit (loss)	$64,441	$(438,588)	$(917,301)	$(1,404,746)

Basic income(loss) per share:
As Reported	.01	(0.07)	(.14)	(.23)
Pro forma	.01	(0.08)	(.15)	(.27)
Diluted income (loss) per share:
As Reported	.02	(0.07)	(.14)	(.23)
Pro forma	.01	(0.08)	(.15)	(.27)

NOTE 2—CHANGES IN LONG TERM DEBT

        At the end of the fourth quarter of 2002 the Company received $1,000,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The Note is due in January 2006 and bears an interest rate of 6%. The note was amended in 2004 to clarify its conversion features. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares), at a conversion rate equal to the purchase price of stock issued (and/or securities issued that are convertible into Common Stock) for cash after the date of the Note to an unrelated third party investor, or if no such issuance takes place within twenty four months of the date of the Note, at a price mutually agreed upon as fair value by the Issuer and Holder. The Holder of the Note is a related party to a major shareholder of the Company.

        In January 2003 the Company was in violation of certain financial covenants required under its loan agreements. As a result Wachovia Bank sold both the asset based loan and working capital revolver to APC Investments. In June of 2003 the Company paid off the loan held by APC with $1,700,000 in proceeds received from the issuance of a Secured Promissory Note that is held by a major investor in the Company. The Secured Promissory Note was issued initially for a period of 18 months, expiring January, 2005, and bears interest at the rate of 6.0% per annum. The Company's Board of Directors approved the issuance of 200,000 warrants to the major investor as a fee for the issuance of the Note and in the 2nd quarter of 2004 approved the issuance of an additional 200,000 warrants as a fee for extending the note to July 31, 2006. The warrants are exercisable at $0.425 per share and $1.08 per share, respectively, approximately a 15% discount to market, and expire in March 2008 and May 2008. The Note is secured by all assets of the Company.

        At the end of the fourth quarter of 2003 the Company received $1,500,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The Note is due in January 2006 and bears an interest rate of 6%. The note was amended in 2004 to clarify its conversion features. Interest accrues yearly and along with principal may be converted into Common Stock, and/or securities convertible into Common Stock, at a conversion rate equal to the purchase price of stock issued, and/or securities issued that are convertible into Common Stock, for cash after the date of the Note to an unrelated third party investor, or if no such issuance takes place within twelve months of the date of the Note, at a price mutually agreed upon as fair value by the Issuer and Holder. The Holder of the Note is a major shareholder of the Company. The proceeds from the Note are intended for use in the Company's acquisition program.

        In April 2004 the Company received $1,000,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The Note is due in March 2007 and bears an interest rate of 6%. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares), at a conversion rate equal to the purchase price of stock issued (and/or securities issued that are convertible into Common Stock) for cash after the date of the Note to an unrelated third party investor, or if no such issuance takes place within twenty four months of the date of the Note, at a price mutually agreed upon as fair value by the Issuer and Holder. The Holder of the Note is a major shareholder of the Company.

        The conversion of the above convertible notes in the aggregate principal amount of $3,500,000 is subject to a conversion price equal to the price at which equity is first raised for cash after the issuance of the notes. During the 2nd quarter of 2004 the Company entered into an agreement to raise equity via a private placement, as described in the Capital and Liquidity Resources section. As a result of the private placement, the Notes are now convertible into an aggregate of 3,500,000 Units consisting of 3,500,000 shares of common stock and Warrants to acquire 2,625,000 shares of common stock at a price of $1.35 per share.

Critical Accounting Policies

        Our significant accounting polices are described in Note 1 of the consolidated financial statements, that were prepared in accordance with accounting principles generally accepted in the United States of America. In preparing our financial statements we made estimates and judgments that affect the results of our operations and the value of assets and liabilities we report. Our actual results may differ from these estimates under different assumptions or conditions.

        For additional information regarding our critical accounting policies and estimates, see the section entitled "Managements Discussion and Analysis of Financial Condition and Results of Operations."

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Photonic Products Group, Inc. and Subsidiaries
Northvale, New Jersey

        We have audited the accompanying consolidated balance sheets Photonic Products Group, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Photonic Products Group, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America.

HOLTZ RUBENSTEIN & CO., LLP

Melville, New York
March 25, 2004

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$1,282,160	$1,155,074
Accounts receivable (after allowance for doubtful accounts of $40,000 in 2003 and 2002)	973,415	1,041,262
Inventories	2,219,116	2,082,932
Unbilled contract costs	191,767	341,541
Other current assets	76,941	80,675

Total Current Assets	4,743,399	4,701,484

Plant and equipment,
Plant and equipment at cost	9,824,498	9,307,753
Less: Accumulated depreciation and amortization	(6,572,278)	(6,008,008)

Total plant and equipment	3,252,220	3,299,745
Precious Metals	309,565	309,565
Intangible Assets	443,750
Other Assets	102,187	198,131

Total Assets	$8,851,121	$8,508,925

Liabilities and Shareholders' Equity
Current Liabilities:
Notes Payable—Bank	$—	$751,074
Note payable—Other	68,292	124,917
Current portion of long term debt	—	927,549
Accounts payable and accrued liabilities	993,150	368,337
Current obligations under capital leases	99,664	98,657

Total current liabilities	1,161,106	2,270,534
Related Party Covertible and Secured Notes Payable	4,200,000	1,000,000
Other Long Term Notes	116,728	—
Capital Lease Obligations	88,848	188,513

Total liabilities	5,566,682	3,459,047
Shareholders' equity:
10% convertible preferred stock, Series A no par value; 500 shares issued and outstanding respectively	500,000	500,000
10% convertible preferred stock, Series B no par value; 2,100 shares issued and outstanding respectively	2,100,000	2,100,000
Common stock: $.01 par value; 40,000,000 authorized 5,445,903 shares issued at December 31, 2003 and 5,283,640 issued at December 31, 2002	54,459	52,836
Capital in excess of par value	9,534,523	9,470,676
Accumulated deficit	(8,889,593)	(7,058,684)

	3,299,389	5,064,828
Less—Common stock in treasury, at cost (4,600 shares respectively)	(14,950)	(14,950)

Total Shareholders' Equity	3,284,439	5,049,878

Total Liabilities & Shareholders' Equity	$8,851,121	$8,508,925

See Notes to Consolidated Financial Statements

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
REVENUES
Net sales	$5,388,184	$5,569,118	$8,075,205
COST AND EXPENSES
Cost of goods sold	3,917,123	4,662,599	5,078,352
Selling, general and admistrative expense	2,389,547	2,276,495	2,501,621
Internal research and development expense	153,843	134,424	201,603
Special charges	582,000	—	299,733

	7,042,513	7,073,518	8,081,309

OPERATING LOSS	(1,654,329)	(1,504,400)	(6,104)

OTHER INCOME (EXPENSE)
Gain on sale of technology	—	—	44,800
Interest expense	(270,946)	(135,001)	(91,154)
Interest income	4,781	10,883	50,919
Other	8,950	13,126	(38,071)

	(257,215)	(110,992)	(33,506)
LOSS BEFORE INCOME TAX BENEFIT (PROVISION) AND PREFERRED STOCK DIVIDENDS	(1,911,544)	(1,615,392)	(39,610)
INCOME TAX BENEFIT (PROVISION)	134,235	(100,580)	83,244

NET (LOSS) PROFIT	(1,777,309)	(1,715,972)	43,634
PREFERRED STOCK DIVIDENDS	(53,600)	(120,600)	(155,000)

NET LOSS APPLICABLE TO TO COMMMON SHAREHOLDERS	$(1,830,909)	$(1,836,572)	$(111,366)

NET LOSS PER COMMON SHARE—BASIC	$(0.35)	$(0.35)	$(0.02)

NET LOSS PER COMMON SHARE—DILUTED	$(0.35)	$(0.35)	$(0.02)

See notes to consolidated financial statements

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

			Preferred Stock (Series A)		Preferred Stock (Series B)
	Common Stock
							Capital in excess of par value		Payable/ Receivable	Treasury Stock	Total Shareholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount		Deficit
Balance, December 31, 2000	4,957,678	$49,577	500	$500,000	2,100	$2,100,000	$9,084,898	$(5,110,745)	$(220,000)	$(14,950)	$6,388,780
Exercise of Options	29,250	293	—	—	—	—	30,833	—	—	—	31,126
Exercise of Warrants	51,675	516	—	—	—	—	56,683	—	—	—	57,199
Dividend on Preferred Stock	92,000	920	—	—	—	—	154,080	(155,000)	—	—	—
Subscription received	—	—	—	—	—	—	—	—	220,000	—	220,000
Contribution	5,000	50	—	—	—	—	4,700	—	—	—	4,750
Net income for the year	—	—	—	—	—	—	—	43,633	—	—	43,633

Balance, December 31, 2001	5,135,603	51,356	500	500,000	2,100	2,100,000	9,331,194	(5,222,112)	—	(14,950)	6,745,488

401K contribution	14,037	140	—	—	—	—	20,222	—			20,362
Dividend on Preferred Stock	134,000	1,340	—	—	—	—	119,260	(120,600)			—
Net loss for the year	—	—	—	—	—	—	—	(1,715,972)	—	—	(1,715,972)

Balance, December 31, 2002	5,283,640	52,836	500	500,000	2,100	2,100,000	9,470,676	(7,058,684)	—	(14,950)	5,049,878

401K contribution	28,263	283	—	—	—	—	11,587	—	—	—	11,870
Dividend on Preferred Stock	134,000	1,340	—	—	—	—	52,260	(53,600)	—	—	—
Net loss for the period	—	—	—	—	—	—	—	(1,777,309)	—	—	(1,777,309)

Balance, December 31, 2003	5,445,903	$54,459	500	$500,000	2,100	$2,100,000	$9,534,523	$(8,889,593)	$—	$(14,950)	$3,284,439

See notes to consolidated financial statements

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net (loss) profit	$(1,777,309)	$(1,715,972)	$43,634

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	566,764	508,510	349,980
Deferred taxes	—	100,000	(100,000)
401K common stock contribution	11,870	20,362	4,750
Allowance for uncollectible accounts		(14,000)	—
Inventory reserve	475,000
Changes in assets and liabilities:
Accounts receivable	244,670	268,132	(58,344)
Inventories	(319,892)	273,953	(594,195)
Unbilled contract costs	149,774	50,215	132,347
Other current assets	7,656	59,691	(78,059)
Other assets	102,097	3,329	117,876
Accounts payable and accrued liabilities	255,987	(361,055)	(287,929)

Total adjustments	1,493,926	909,137	(513,574)

Net cash used in operating activities	(283,383)	(806,835)	(469,940)

Cash flows from investing activities:
Capital expenditures	(101,045)	(553,556)	(2,223,850)
Net cash used for acquisition of business	(183,780)	—	—

Net cash used in investing activities	(284,825)	(553,556)	(2,223,850)
Cash flows from financing activities:
Proceeds from preferred stock			220,000
Proceeds from notes payable	3,200,000	2,125,991	750,000
Proceeds from evercise of warrants and options	—	—	88,325
Principal payments of notes payable	(727,425)	(72,452)	—
Principal payments of bank debt	(1,678,623)	—	—
Principal payments of capital lease obligations	(98,658)	(87,023)	(49,464)

Net cash provided by financing activities	695,294	1,966,516	1,008,861

Net increase (decrease) in cash and cash equivalents	127,086	606,125	(1,684,929)
Cash and cash equivalents at beginning of the year	1,155,074	548,949	2,233,878

Cash and cash equivalents at end of the year	$1,282,160	$1,155,074	$548,949

See Notes to Consolidated Financial Statements

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE YEARS ENDED DECEMBER 31, 2003

1.    Nature of Business and Summary of Significant Accounting Policies

        a.    Nature of Operations

        PHOTONIC PRODUCTS GROUP, Inc. and Subsidiaries (the "Company", formerly known as Inrad, Inc.) is a manufacturer of crystals, crystal devices, electro-optic and optical components, and sophisticated laser subsystems and instruments. The Company's principal customers include commercial instrumentation companies and OEM laser manufacturers, research laboratories, government agencies, and defense contractors. The Company's products are sold domestically using its own sales staff, and in major overseas markets, principally Europe and the Far East, using independent sales agents.

        b.    Principles of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned Subsidiaries. Upon consolidation, all intercompany accounts and transactions are eliminated.

        c.    Allowance for doubtful accounts

        Management must make estimates of the uncollectability of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

        d.    Depreciation and amortization

        Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the related assets or the remaining term of the lease, whichever is shorter. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

        e.    Inventories

        Inventories, including certain precious metals consumed in the manufacturing process, are stated at the lower of cost (first-in, first-out method) or market.

        f.    Income taxes

        Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        g.    Impairment of long-lived assets

        In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, and impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        h.    Intangible assets resulting from business acquisition

        Intangible assets resulting from the Company's business acquisition principally consists of non-contractual customer relationships that approximated $446,000. The intangible assets are amortized on a straight-line basis over the assets' estimated useful life up to 14 years. The Company periodically evaluates whether events or circumstances have occurred indicating the carrying amount of intangible assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the associated undiscounted future cash flows compared to the related carrying amount of assets to determine if an impairment loss should be recognized.

        The gross carrying amount of intangible assets as of December 31, 2003 was $446,000. Accumulated amortization related to intangible assets approximates $2,000 as of December 31, 2003. Amortization expense was approximately $2,000 for the year ended December 31, 2003. Aggregate amortization for the five succeeding years ending December 31, 2004 through December 31, 2009 approximates $32,000.

        i.    Stock-based compensation

        The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and accounts for stock issued for services provided by other than employees in accordance with and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. During December 2003, the Company issued all stock options at fair market value. A new measurement date for purposes of determining compensation is established when there is a substantive change to the terms of an underlying option.

         (ii)  The Company has elected the disclosure-only provisions of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FASB 123") in accounting for its employee stock options. Accordingly, no compensation expense has been recognized. Had the Company recorded compensation expense for the stock options based on the fair value at the grant date for awards, consistent with the provisions of FASB 123, the Company's net income (loss) and net income

(loss) per share applicable to common shareholders would have changed to the following pro forma amounts:

	Years Ended December 31,
	2003	2002	2001
Net (loss) income:
As reported	$(1,830,909)	$(1,836,572)	$(111,366)
Pro forma	(1,907,464)	(2,188,584)	(320,423)
Income (loss) per share:
Basic:
As reported	$(.35)	$(.35)	$(.02)
Pro forma	(.36)	(.42)	(.06)
Diluted:
As reported	$(.35)	$(.35)	$(.02)
Pro forma	(.36)	(.42)	(.06)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following range of weighted-average assumptions were used for grants during the years ended December 31, 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
Dividend yield	0.00%	0.00%	0.00%
Volatility	127.16%	128.11%	168.67%
Risk-free interest rate	5.2%	5.2%	6.0%
Expected life	10 years	10 years	10 years

        j.    Revenue recognition

        The company records revenue, other than on Contract R&D, when the product is shipped. Revenues from sponsored research and development are recorded using the percentage-of-completion method. Under this method, revenues are recognized based on direct labor and other direct costs incurred compared with total estimated direct costs. Contract R&D costs include allocations of plant overhead and general and administrative costs. Losses on contracts are recorded when identified.

        k.    Internal research and development costs

        Internal research and development costs are charged to expense as incurred.

        l.    Precious metals

        Precious metals not consumed in the manufacturing process are valued at cost, cost being determined on the first-in, first-out basis.

        m.    Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

        n.    Advertising costs

        Advertising costs are charged to operations when the advertising first takes place. Included in selling, general and administrative expenses are advertising costs of $32,000, $62,000 and $45,000 for the years ended December 31, 2003, 2002 and 2001.

        o.    Statements of cash flows

        For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        Interest paid during the years ended December 31, 2003, 2002 and 2001 was $114,946, $135,001 and $91,154, respectively.

        Income taxes paid were $1,000 in 2003, $580 in 2002, $16,756 in 2001.

        p.    Concentration of risk

        The Company invests its excess cash in deposits and money market accounts with major financial institutions and in commercial paper of companies with strong credit ratings. Generally, the investments mature within ninety days, and therefore, are subject to little risk. The Company has not experienced losses related to these investments.

        The concentration of credit risk in the Company's accounts receivable is mitigated by the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of revenue.

        The Company utilizes many relatively uncommon materials and compounds to manufacture its products. Therefore, any failure by its suppliers to deliver materials of an adequate quality and quantity could have an adverse effect on the Company's ability to meet the commitments of its customers.

        q.    Net (loss) income per common share

        The basic net (loss) income per share is computed using weighted average number of common shares outstanding for the applicable period. The diluted (loss) income per share is computed using the weighted average number of common shares plus common equivalent shares outstanding, except if the effect on the per share amounts, including equivalents, would be anti- dilutive.

        r.    Shipping and handling costs

        The Company has included freight out as a component of selling, general and administrative expenses that amounted to $26,643 in 2003, $30,242 in 2002 and $42,675 in 2001.

        s.    Recently issued accounting pronouncements

        In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34". FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit and warranty obligations. It also clarifies that at the time a company issues a guarantee, a company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The provisions of FIN 45 relating to initial recognition and measurement must be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions did not have a significant impact on the Company's financial condition or results of operations. The disclosure requirements of FIN 45 were effective for both interim and annual periods that end after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's consolidated financial statements.

        The Financial Accounting Standards Board (FASB) issued interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," in January 2003, and amended the Interpretation in December 2003. FIN 46 requires an investor with a majority of the variable interests (primary beneficiary) in a variable interest entity (VIE) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the voting equity investors do not have a financial controlling interest, or the equity investment at risk, is sufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. Development-stage entities that have sufficient equity invested to finance the activities they are currently engaged in and entities that are businesses, as defined in the Interpretation, are not considered VIE's. The provisions of FIN 46 were effective immediately for all arrangements entered into with new VIE's created after January 31, 2003. The adoption of FIN No. 46 did not have a material impact on the Company's consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement clarifies accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement was developed to respond to concerns expressed by users of financial statements about issuers' classification in the statement of financial position of certain financial instruments that have characteristics of both liabilities and equity but that have been presented either entirely as equity or between the liabilities section and the equity section of the statement of financial position "mezzanine equity"). This Statement also addresses questions about the classification of certain financial instruments that embody obligations to issue equity shares. SFAS No. 150 aims to eliminate diversity in practice by requiring certain types of "freestanding" financial instruments, such as mandatorily redeemable instruments, to be reported as liabilities. Preferred dividends on these instruments are now classified as interest expense. Retroactive reclassification of amounts reported in historical financial statements for periods prior to the effective date of SFAS No. 150 is not permitted. The provisions of SFAS No. 150, which also include a number of new disclosure requirements, was effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of the beginning of the first interim period that commenced after June 15, 2003.

2.    Inventories

        Inventories are comprised of the following:

	December 31,
	2003	2002
Raw materials	$543,116	$379,838
Work in process, including manufactured parts and components	1,275,000	1,510,890
Finished goods	401,000	192,204

	$2,219,116	$2,082,932

3.     Property and Equipment

        Property and equipment are comprised of the following:

	December 31,
	2003	2002
Office and computer equipment	$919,725	$863,603
Machinery and equipment	7,544,364	7,106,236
Leasehold improvements	1,360,409	1,337,914

	9,824,498	9,307,753
Less accumulated depreciation and amortization	6,572,278	6,008,008

	$3,252,220	$3,299,745

4.    Bank Loans

        In January 2002, the Company repaid its obligation with its bank and entered into a new agreement with another bank. This agreement provided for a $1,000,000 Line of Credit at the bank's prime rate, and a $1,000,000 Asset Based Loan at 5.61%.

        In January 2003, the Company was in violation of certain financial covenants required under the loan agreements the Bank agreed to extend the loans through March 2003. As a result of the violations of the covenants all bank debt had been classified as a current liability in 2002.

        In June 2003, the Bank sold the then outstanding loans aggregating approximately $1,680,000 to a third party who demanded payment due to default of certain financial covenants contained in the loan documents. In June 2003, the Company received $1,700,000 from a major Shareholder and Debt Holder of the Company. The proceeds of the note were used to pay the outstanding bank debt. The note is secured by the assets of the Company. The note bears interest at the rate of 6% per annum and is due January 2005.

5.    Subordinated Convertible Promissory Note

        In 2003, the Company issued a Subordinated Convertible Promissory Note for proceeds of $1,500,000. The note was amended in 2004 to clarify its conversion features. The Holder of the Note is a major Shareholder and Debt Holder of the Company. The note bears interest at the rate of 6% per annum and has a maturity date of January 31, 2006. The note is convertible into common shares (and/or securities convertible into common shares) of the Company at a conversion price that shall be (a) the price at which common stock (or securities convertible into common stock) is first issued for cash after the date of the Note to an unrelated third party investor or (b) the price mutually agreed upon by the Issuer and Holder at its then fair market value if no such issuance has occurred within 12 months of December 31, 2003, the date of the Note.

        In 2002, the Company issued a Subordinated Convertible Promissory Note for proceeds of $1,000,000. The note was amended in 2004 to clarify its conversion features. The Holder of the Note is a related party to a major Shareholder of the Company. The note bears interest at the rate of 6% per annum and has a maturity date of January 31, 2006. The note is convertible into common shares (and/or securities convertible into common shares) of the Company at a conversion price that shall be (a) the price at which common stock (or securities convertible into common stock) is first issued for cash after the date of the Note to an unrelated third party investor or (b) the price mutually agreed upon by the Issuer and Holder at its then fair market value if no such issuance has occurred within 24 months of December 31, 2002, the date of the Note.

6.    Notes Payable Other

        At the time of the purchase of Laser Optics, Inc., the Company converted certain liabilities to notes payable. Notes totaling $100,728 were issued to former officers of Laser Optics, Inc. for back pay and unreimbursed business expenses. These notes are for a three year period and carry an interest rate defined as the prime rate in the United States as published in the Wall Street Journal. A note in the amount of $86,777 was issued to the former landlord for back rent. It is a 36-month note with an interest rate of 2% per annum. At the time of the closing a former officer of Laser Optics, Inc. received a $15,000 prepayment on his note. All note balances are payable monthly commencing January 2004.

        Notes payable other consist of the following:

	December 31,
	2003	2002
Notes payable, payable in aggregate monthly installments of $5,017, including interest at rates ranging from 2.0% to prime (4% at December 31, 2003) expiring in November 2006,	$185,020	$—
Less current portion	68,292	—

Long-term debt, excluding current portion	$116,728	$—

        Notes payable other, mature as follows:

2004	$68,292
2005	57,490
2006	59,238

$185,020

7.    Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses are comprised of the following:

	December 31,
	2003	2002
Trade accounts payable and accrued purchases	$318,090	$131,903
Accrued vacation	251,794	79,017
Accrued payroll	92,391	100,267
Accrued interest	156,000
Accrued relocation costs	107,000
Accrued expenses—other	67,875	57,150

	$993,150	$368,337

8.    Capital Leases

        Capital leases consist of the following:

	December 31,
	2003	2002
Capital leases, payable in aggregate monthly installments of $10,000, including interest at rates ranging from 11.0% to 11.6% expiring through October 2005, collateralized by equipment	$188,512	$287,169
Less current portion	99,664	98,657

Long-term debt, excluding current portion	$88,848	$188,512

        Maturities of capital leases are as follows:

Year Ending December 31,
2004	124,543
2005	95,477

Total minimum payments	220,020
Less amounts representing interest	31,508

Present value of minimum payments	$188,512

        Capital lease obligations are collateralized by property and equipment with cost and related accumulated depreciation approximating $415,000 and $134,000 respectively at December 31, 2003.

9.    Income Taxes

        A reconciliation of the income tax (benefit) computed at the statutory Federal income tax rate to the reported amount follows:

	Year Ended December 31,
	2003	2002	2001
Federal statutory rate	34%	34%	34%

Tax provision (benefit) at Federal statutory rates	$(604,255)	$(549,233)	$14,836
Loss in excess of available benefit	604,255	549,233	—
Change in valuation allowance	—	100,000	(114,836)
State taxes	(134,235)	580	16,756

	$(134,235)	$100,580	$(83,244)

        At December 31, 2003, the Company has Federal and State net operating loss carryforwards for tax purposes of approximately $8,814,000 and $1,497,000, respectively. The tax loss carryforwards expire at various dates through 2023.

        The State of New Jersey has enacted a program that allows new or emerging technology and biotechnology businesses to sell their unused Net Operating Loss (NOL) carryover to any corporation for at least 75% of the value of the tax benefits. In 2003, the Company sold $1,767,783 of their NOL for $135,235.

        Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss and carryfowards for tax purposes may be limited annually to a percentage (approximately 6%) of the fair market value of the Company at the time of any such ownership change.

        The provision (benefit) for income taxes consists of the following:

	Years Ended December 31,
	2003	2002	2001
Current:
State	$(134,235)	$580	$16,756
Deferred:
Federal	—	100,000	(100,000)
State	—	—	—

Total	$(134,235)	$100,580	$(83,244)

        Deferred tax assets (liabilities) comprise the following:

	December 31,
	2003	2002
Inventory reserves	$240,000	$50,000
Vacation liabilities	101,000	32,000
Other	32,000	83,000
Depreciation	(21,000)	(3,000)
Loss carryforwards	2,996,000	2,500,000

Gross deferred tax assets	3,348,000	2,662,000
Valuation allowance	(3,348,000)	(2,662,000)

	$—	$—

10.    Related Party Transactions

        During the years ended December 31, 2003, 2002 and 2001 approximately 3%, 4%, and 3%, respectively of the Company's net product sales were through a foreign agent, in which Warren Ruderman, a principal shareholder has an investment. Terms of sales to this foreign agent were substantially the same as to unrelated foreign agents.

        During 2003 Clarex, LTD. A shareowner and debt holder received a 6% Secured Promissory Note for $1,700,000 due December 2005. In October 2003 Clarex, LTD received a $1,500,000, 6% Convertible Promissory Note due January 2006.

        During 2002, Welland Ltd., a related party to Clarex, Ltd., received a 6% Subordinated Convertible Promissory Note due January 31, 2006, resulting in proceeds to the Company of $1,000,000.

11.    Commitments

        a.    Lease commitment

        PPGI occupies approximately 31,000 square feet of space located at 181 Legrand Avenue, Northvale, New Jersey pursuant to a net lease expiring on October 31, 2006. PPGI has an option to renew the Northvale lease for an additional term of five years. In November 2003, the Company exercised its option to lease 11,000 square feet of additional adjoining space in the same building, bringing the total square feet of space occupied by PPGI in Northvale, New Jersey to 42,000 square feet. Laser Optics Holdings, Inc., a subsidiary of the Company, acquired the rights to lease 8,000 square feet of space in Bethel, CT, formerly occupied by Laser Optics, Inc., upon the acquisition of Laser Optics, Inc. This lease expires in May 2004, and the Company has the right to renew the lease on a month-by-month basis, at its sole option, for three months. The Company does not plan to renew the lease, and it intends to vacate the premises upon the expiration of such lease in May 2004 and relocate the facility to Northvale, NJ. Rental expense was approximately $238,000, $224,000 and $212,000 in 2003, 2002 and 2001, respectively, and real estate taxes were $48,000, $41,000 and $39,000 in 2003, 20021 and 2001, respectively.

        Future minimum annual rentals are payable as follows:

Year Ending December 31,
2004	$304,000
2005	$315,000
2006	$325,000

        b.    Retirement plans

        The Company maintains a 401(k) savings plan for all eligible employees (as defined in the plan). The 401(k) plan allows employees to contribute from 1% to 15% of their compensation on a salary reduction, pre-tax basis. The 401(k) plan also provides that the Company, at the discretion of the Board of Directors, may match employee contributions. The Company contributed $12,945 in the form of 25,891 shares of the Company's common stock in 2003, distributed in March 2004. The Company contributed $11,870 in the form of 28,263 shares of the Company's common stock in 2002, distributed in March 2003

        c.    Employment agreements

        The Company is party to an employment agreement with an officer that provides for a minimum annual salary. The aggregate minimum commitment under this agreement is as follows:

Year Ending December 31,
2004	$175,000
2005	$175,000
2006	$175,000
2007	$175,000
2008	$175,000

        Should the agreement be terminated without cause during the term of the contract, the officer would be entitled to one year's salary.

12.    Product Sales, Foreign Sales and Sales to Major Customers

        The Company's sales for each major category of its product line are as follows:

	2003		2002		2001
Category
	Sales	%	Sales	%	Sales	%
Optical Components	$4,469,000	83	$4,325,905	79	$6,035,049	77
Laser Accessories	893,000	17	1,155,816	21	1,850,988	23

TOTAL	$5,362,000	100	$5,481,721	100	$7,886,037	100

        Export sales, primarily to approximately sixteen customers in six countries within Europe, Asia and Canada, amounted to 19%, 19% and 31% of net product sales in 2003, 2002 and 2001, respectively.

        No foreign customer accounted for more than 10% of product sales in 2003 or 2002. One foreign customer accounted for 10.7% of product sales in 2001. In 2003, two U.S. customers accounted for 16.0% and 10.0% of total sales. In 2002 one U.S. customer accounted for 13.4% of total sales. One U.S. customer accounted for 17.7% of total sales in 2001.

13.    Shareholders' Equity

        a.    Common shares reserved

        Common shares reserved at December 31, 2003, are as follows:

1991 Stock option plan	314,500
2000 Stock option plan	4,000,000
Convertible preferred stock	1,340,000
Subordinated convertible notes	5,380,952

        b.    Preferred stock

        The Company has authorized 1,000,000 shares of preferred stock, no par value, which the Board of Directors has the authority to issue from time to time in a series. The Board of Directors also has the authority to fix, before the issuance of each series, the number of shares in each series and the designation, preferences, rights and limitations of each series.

        For the years ended December 31, 2003, 2002 and 2001, the Company paid a common stock dividend on preferred stock equal to $54,000, $121,000 and $155,000, respectively.

        c.    Stock options

        The Company has adopted two stock option plans that provide for the granting of options to employees, officers, directors, and others who render services to the Company. Under these plans in the aggregate, options to purchase no more than 4,500,000 shares of common stock may be granted, at a price that may not be less than the fair market value per share.

        Under the 1991 Stock Option Plan the Company may grant options to purchase up to 500,000 shares of Common Stock to its officers, key employees and other who render services to the Company. The 1991 Stock Option Plan expired in December 2001.

        The Equity Compensation Program authorizes the issuance of incentive stock options. At the annual Shareholders' meeting held in 2003, shareholders' approved a recommendation by the Board to increase the number of options to be granted under the 2000 Equity Compensation Program, from 1,500,000 to 4,000,000.    The 2000 equity compensation plan expires in August 2010.

        A summary of the status of the Company's program as of December 31, 2003, 2002 and 2001, and changes during the years then ended is presented below:

	Years Ended December 31,
	2003		2002		2001
Fixed Stock Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,173,800	$1.69	698,600	$2.20	729,500	$1.96
Granted	299,900	0.50	475,200	0.94	289,700	4.97
Exercised	—	—	—	—	(29,250)	1.05
Expired	—	—	—	—	(15,500)	1.25
Forfeited	(24,600)	2.26	—	—	(276,350)	1.90

Outstanding, end of year	1,449,100	1.42	1,173,800	1.69	698,600	2.20

Options exercisable, end of year	881,424	1.88	402,163.98		242,650	1.70

Weighted-average fair values of options granted during year		$.48			$.91	$4.97

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.50–$2.00	1,292,000	8.59 yrs.	$1.14	724,324	$1.48
$3.00–$5.00	157,100	7.27 yrs.	$3.72	157,100	$3.72

        d.    Warrants

        In 2001, warrants were exercised resulting in net proceeds to the Company of $57,200.

        e.    Income per common share

        A reconciliation of income from continuing operations andbasic to diluted share amounts is presented below.

	Years Ended December 31,
	2003		2002		2001
	(Loss)	Average Shares	(Loss)	Average Shares	Income	Average Shares
(Loss) income before preferred dividends	$(1,777,309)		$(1,715,972)		$43,634
Less: preferred stock dividends	(53,600)		(120,600)		(155,000)

Basic:
Available to common shareholders	(1,830,909)	5,287,849	(1,836,572)	5,210,322	(111,366)	5,046,666
Dilutive effect of convertible preferred stock and stock options	—	—	—	—	—	—

Diluted:
Available to common shareowners and assumed conversions	$(1,830,909)	5,287,849	$(1,836,572)	5,608,513	$(111,366)	5,046,666

14.    Fair Value of Financial Instruments

        The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

        Current Assets and Current Liabilities:    The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

        Long-Term Debt:    The fair value of the Company's long-term debt, including the current portion, for notes payable and subordinated convertible debentures, was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of variable and fixed rate debt at December 31, 2003 approximates fair value.

15.    Quarterly Data (Unaudited)

        Summary quarterly results were as follows:

Year 2003	First	Second	Third	Fourth
Net sales	$1,200,853	1,147,117	1,405,663	1,634,551
Gross profit	279,963	201,856	285,690	228,552
Net (loss)	(357,857)	(491,787)	(380,473)	(600,792)
Net income per share—Basic (a)	(0.07)	(0.09)	(0.07)	(0.11)
Net income per share—Diluted (a)	(0.07)	(0.09)	(0.07)	(0.11)
Year 2002	First	Second	Third	Fourth
Net sales	$1,220,465	1,685,964	1,344,569	1,318,120
Gross profit	46,599	425,675	237,553	196,691
Net (loss)	(476,688)	(322,209)	(409,056)	(628,619)
Net income per share—Basic (a)	(0.09)	(0.06)	(0.08)	(0.12)
Net income per share—Diluted (a)	(0.09)	(0.06)	(0.08)	(0.12)

(a)
Quarterly income per share amounts may not total to the annual amounts due to changes in weighted-average shares outstanding during the year.

16.    Special Charges

        During 2003 the Company accrued certain expenses related to the relocation of 17 employees from Bethel, CT to its facility in Northvale, NJ. The special charges accrued amounted to $107,000 ($.02 per share on a basic and diluted basis) and included the costs for permanent relocation, stay on bonuses and relocation bonuses, anticipated to be expended in the next fiscal year.

        During 2003 the Company determined that there was excess inventory, relative to forecasted future needs, of certain crystals and solutions. Based on this determination, a reserve was taken in the amount of $475,000 ($.09 per share on a basic and diluted basis) in order to recognize the diminished future economic benefit of the inventory.

        At the end of 2000, the Company announced a process engineering redesign program to formalize production operations, and improve profitability through margin improvement. The special charges associated with this program were $299,763 ($.06 per share on a basic and diluted basis) for the year ended December 31, 2001.

17.    Acquisitions

        In November 2003, the Company acquired the assets and liabilities of Laser Optics, Inc. an optical manufacturing and thin films coating operation. Capital assets along with the employees of Laser optics, Inc, will be relocated from Bethel, CT to the Company's facility in Northvale, NJ during the second quarter of 2004.

        The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations. The Company has obtained independent appraisals of the fair values of the acquired property, plant & equipment. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Estimated fair values
Assets acquired	$894,725
Liabilities assumed	(1,158,422)
Intangible assets acquired	446,000

Net assets acquired	$182,303

        As a result of the acquisition, the Company plans to incur integration expenses for the incremental costs to consolidate activities at the Northvale, NJ location. Generally accepted accounting principles require that integration expenses that are associated with future revenues and have future economic benefit must be expensed as incurred. See footnote 15.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MRC Precision Metal Optics, Inc.
Sarasota, Florida

        We have audited the accompanying balance sheet of MRC Precision Metal Optics, Inc. as of December 31, 2003 and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MRC Precision Metal Optics, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 14, as of October 19, 2004, the Company was acquired by another company.

/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP

Melville, New York
October 22, 2004

        BALANCE SHEET OF MRC PRECISION METAL OPTICS, INC.
AS OF DECEMBER 31, 2003 AND SEPTEMBER 30, 2004 (Unaudited)

	December 31, 2003	September 30, 2004
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$40,340	$28,460
Accounts receivable	7,668	9,750
Factored accounts receivable	398,500	413,020
Inventory	211,269	451,680
Prepaid expenses	35,227	—

Total Current Assets	693,004	902,910
Other Assets	11,123	8,165
Property, Plant and Equipment, net	996,900	859,144

Total Assets	$1,701,027	$1,770,219

Liabilities and Stockholder's Deficiency
Current Liabilities:
Notes payable	$199,842	$202,528
Notes payable—related party	88,000	88,000
Borrowings under factoring agreement	320,322	394,865
Accounts payable	535,312	675,128
Accrued expenses	162,612	150,262
Current portion of long-term debt	192,084	135,638
Current portion of capital lease obligations	126,573	126,573
Billings in excess of costs	145,679	479,753

Total Current Liabilities	1,770,424	2,252,747
Long-Term Portion of Capital Lease Obligations	738,750	574,240
Long-Term Debt	483,832	409,806

Total Liabilities	2,993,006	3,236,793

Commitments and Contingencies
Stockholder's Deficiency:
Common Stock: $1.00 par value; 10,000 authorized, 100 shares issued and outstanding	100	100
Additional paid in capital	50,445	50,445
Deficit	(1,342,524)	(1,517,119)

Total Stockholder's Deficiency	(1,291,979)	(1,466,574)

Total Liabilities and Stockholder's Deficiency	$1,701,027	$1,770,219

STATEMENTS OF OPERATIONS OF MRC PRECISION METAL OPTICS, INC.
FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
(Unaudited)

		Nine Months Ended September 30,
	Year Ended December 31, 2003
		2004	2003
		(Unaudited)	(Unaudited)
Net Sales	$3,266,633	$2,092,298	$2,184,713
Cost of Sales	2,871,572	1,423,604	1,855,465

Gross Profit	395,061	668,694	329,248

Operating Expenses:
Selling expenses	16,366	22,000	22,283
General and administrative expenses	680,251	624,852	385,602

	696,617	646,852	407,885

(Loss) Income from Operations	(301,556)	21,842	(78,637)
Other Income (Expense):
Interest expense, net	(156,022)	(203,097)	(228,438)
Other	17,505	6,660	17,277

Net Loss	(440,073)	(174,595)	(289,798)
Deficit, beginning of period	(902,451)	(1,342,524)	(902,451)

Deficit, end of period	$(1,342,524)	$(1,517,119)	$(1,192,249)

STATEMENTS OF CASH FLOWS OF MRC PRECISION METAL OPTICS, INC.
FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE NINE MONTHS ENDED
SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
(Unaudited)

	Year Ended December 31,	Nine Months Ended September 30,
	2003	2004	2003
		(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(440,073)	$(174,595)	$(289,798)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	306,529	303,128	173,694
Gain on sale of equipment	(8,952)	—	—
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	135,968	(2,082)	34,073
Factored accounts receivable	(358,081)	(14,520)	(127,012)
Inventory	92,717	(240,411)	8,265
Prepaid expenses and other	15,582	38,185	(12,729)
(Decrease) increase in operating liabilities:
Accounts payable and accrued expenses	65,286	127,466	154,244
Billings in excess of costs	121,438	334,074	145,679

Total adjustments	370,487	545,840	376,214

Net Cash (Used in) Provided by Operating Activities	(69,586)	371,245	86,416

Cash Flows from Investing Activities:
Acquisition of property and equipment	(37,621)	(165,372)	(37,621)
Proceeds from sale of equipment	23,615	—	—

Net Cash Used in Investing Activities	(14,006)	(165,372)	(37,621)

Cash Flows from Financing Activities:
Increase in note payable	199,842	2,686	57,432
Borrowings under factoring agreement, net	219,644	74,543	168,295
Payments on capital leases	(98,424)	(164,510)	(131,709)
Payments on long-term debt	(294,221)	(130,472)	(163,089)

Net Cash Provided by (Used in) Financing Activities	26,841	(217,753)	(69,071)

Net decrease in Cash and Cash Equivalents	(56,751)	(11,880)	(20,276)
Cash and Cash Equivalents, beginning of period	97,091	40,340	97,091

Cash and Cash Equivalents, end of period	$40,340	$28,460	$76,815

Supplemental Disclosure:
Cash paid for interest	$77,815	$126,507	$113,878

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003 AND FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2004 (UNAUDITED) AND 2003 (UNAUDITED)

1.    Summary of Significant Accounting Policies

        Description of business—MRC Precision Metal Optics, Inc. (the "Company") designs and manufactures precision metal optics, custom optics and various items utilizing the optics. The Company's products are manufactured and sold under contract to governmental agencies and commercial customers.

        Allowance for doubtful accounts—Management must make estimates of the uncollectability of account receivables. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. As of December 31, 2003 and September 30, 2004, management does not believe any allowance is required.

        Inventory—Inventories are valued at the lower of cost or market on a first-in first-out basis.

        Property and equipment and depreciation—Property and equipment are recorded at cost, which includes expenditures for additions and major betterments. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation is computed primarily on the straight-line method based on the estimated useful lives of the assets.

        Statement of cash flows—For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        During 2003, the Company entered into a capital lease obligation to finance equipment approximating $84,000.

        Revenue recognition—The Company records revenue for long-term manufacturing contracts under the completed contract method. Contracts are considered completed upon shipment of all products required under the terms of the contract to the customer. Excess of accumulated costs over related billings and excess of accumulated billings over related costs are recorded on the balance sheet until shipment of goods.

        Income taxes—The Company is an S Corporation and is not subject to federal and state corporate income tax. Therefore, no provision for income taxes related to the operations of the Company is reflected in the financial statements.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Comprehensive income (loss)—Other comprehensive income (loss) refers to revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income (loss), but are excluded from net income (loss) as these amounts are record directly as an adjustment to stockholder's equity (deficiency). Other comprehensive income (loss) approximates net loss for the year ended December 31, 2003 and nine months ended September 30, 2004 and 2003.

        Advertising—The Company charges advertising costs to expense, as incurred. Advertising costs expensed during the year ended December 31, 2003 and nine months ended September 30, 2004 and 2003 were insignificant.

        Shipping and handling costs—The Company includes shipping and handling costs in cost of goods sold.

        Interim financial statement—The unaudited financial statements for the nine months ended September 30, 2004 and 2003 reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair statement of the results for the period. The results of operations are not necessarily indicative of the results expected for the fiscal year.

2.    Factored Accounts Receivable

        The Company sells certain of its accounts receivable under a factoring arrangement. Under this agreement, all receivables are sold with recourse and are subject to a 2.5% fee plus a usage fee equal to prime plus 2% on uncollected balances minus the 12.5% reserve. During 2003, the Company sold receivables with recourse to a factoring agent approximating $2,221,000 and paid servicing fees approximating $75,000, which are included in general and administrative expenses.

        During the nine months ended September 30, 2004 and 2003, the Company sold receivables with recourse to a factoring agent approximating $2,167,000 and $1,521,000 and paid servicing fees approximating $69,000 and $51,000, respectively, which are included in general and administrative expenses.

3.    Concentration of Credit Risks

        For the year ended December 31, 2003, two customers accounted for 28% and 37%, respectively, of net sales. Amounts from these customers, included in factored accounts receivable at December 31, 2003, approximated $94,000 and $40,000 respectively.

        For the nine months ended September 30, 2004, two customers accounted for 28% and 26%, respectively, of net sales.

        For the nine months ended September 30, 2003, two customers accounted for 30% and 25%, respectively, of net sales.

        For the year ended December 31, 2003, three vendors accounted for 28%, 13% and 11%, respectively, of net purchases. Amounts due to these vendors, included in accounts payables at December 31, 2003, approximated $42,000, $43,000 and $12,000 respectively.

        For the nine months ended September 30, 2004, three vendors accounted for 12%, 30% and 13%, respectively, of net purchases.

        For the nine months ended September 30, 2003, three vendors accounted for 28%, 14% and 8%, respectively, of net purchases.

4.    Inventories

        Inventories consist of the following:

	December 31, 2003	September 30, 2004
		(Unaudited)
Work-in-Process	$194,633	$435,161
Finished Goods	16,636	16,519

	$211,269	$451,680

5.    Property and Equipment

        Property and equipment, at cost, is summarized as follows:

	Useful Lives in Years	December 31, 2003	September 30, 2004
			(Unaudited)
Computers and Equipment	3—12 years	$1,709,774	$1,709,774
Furniture and Fixtures	5—10 years	23,060	23,060
Vehicles	3 years	26,195	26,195
Leasehold Improvements	10—39 years	31,185	31,185

		1,790,214	1,790,214
Less Accumulated Depreciation		(793,314)	(931,070)

		$996,900	$859,144

6.    Notes Payable

        As of December 31, 2003, the Company has two notes payable to third parties that are past due approximating $200,000, bearing interest at rates ranging from 5.5% to 10.5%. As further described in Note 13, these notes were included in the liabilities assumed by the Photonic Products Group, Inc. in October 2004.

7.    Long-Term Debt

        Long-term debt consists of:

	December 31, 2003	September 30, 2004
		(Unaudited)
Vehicle loans, payable in equal monthly installments of $596, including interest at 10.35%, maturing in December 2005.	$12,877	$8,586
Note payable, with interest only due monthly until April 2006. After April 2006, the principal converts to a term loan, with interest and remaining principal due in equal monthly installments until April 2010. The note bears interest at prime plus 6.50%. The bank's prime rate at December 31, 2003 was 4.00%.	45,000	45,000
Note payable, payable in monthly installments of $3,406 through September 2004, which includes interest at 6.00%.	44,951	7,861
Note payable, payable in monthly installments of $1,944 through October 2006, which includes interest at 6.25%.	66,402	49,504
Note payable, payable in monthly installments of $2,814 through December 2004, which includes interest at 6.50%.	42,772	12,708
Note payable, payable in monthly installments of $1,924 through August 2032, which includes interest at 4.00%.	393,502	397,700
Note payable, payable in monthly installments of $5,770 through January 2005, which includes interest at 11.00%.	70,412	24,085

	675,916	545,444
Less Current Maturities	192,084	135,638

	$483,832	$409,806

        Aggregate annual long-term debt maturities are as follows:

Years Ending December 31,	Amount
2004	$192,000
2005	42,000
2006	72,000
2007	8,000
2008	9,000
Thereafter	353,000

$676,000

8.    Capital Leases

        Capital leases consist of the following:

	December 31, 2003	September 30, 2004
		(Unaudited)
Capital leases, payable in aggregate monthly installments of $23,416, including interest at rates ranging from 9.00% to 13.26%, expiring from November 2007 through August 2008, collateralized by equipment	$1,064,468	$862,040
Less Amounts Representing Interest	199,145	161,227

Present Value of Minimum Payments	865,323	700,813
Less Current Portion	126,573	126,573

	$738,750	$574,240

        Aggregate annual long-term debt maturities are as follows:

Years Ending December 31,
2004	$127,000
2005	209,000
2006	230,000
2007	232,000
2008	67,000

$865,000

        Capital lease obligations are collateralized by equipment with cost and related accumulated depreciation approximating $1,109,000 and $202,000, respectively at December 31, 2003.

9.    Related Party Loans

        The Company has an $88,000 note payable to its stockholder, bearing interest at 10.50%. The note will be repaid at $5,000 a month when the Company has a profit for at least six months.

10.    Payroll Tax Liability

        As of December 31, 2003 and September 30, 2004, the Company owed the Internal Revenue Service delinquent payroll taxes approximating $86,000 and $55,000, respectively, which is included in accounts payable. In June 2004, the Company entered into an installment agreement whereby it will pay $8,000 per month until the liability is satisfied.

11.    Commitments

        Lease—The Company leases office and warehouse space under a noncancellable operating lease expiring August 31, 2006. The minimum annual rental payments are as follows:

Years Ending December 31,	Amount
2004	$191,000
2005	197,000
2006	134,000

$522,000

        Rent expense approximated to $231,000, $173,000 and $173,000 the year ended December 31, 2003 and nine months ended September 30, 2004 and 2003, respectively.

        Litigation matters—The Company is involved in various routine litigation matters which arose through the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

12.    Fair Value of Financial Instruments

        The methods and assumptions used to estimate the fair value of the following classes of financial instruments for:

        Current Assets and Current Liabilities:    The carrying amount of current assets and liabilities approximate their fair value. The fair value of the Company's long-term debt was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of fixed rate debt at December 31, 2003 approximates fair value.

13.    Subsequent Event

        On October 19, 2004 the Company entered into an agreement with Photonic Products Group, Inc. to sell all of the issued and outstanding stock of MRC Precision Metal Optics, Inc.

        The Company sold its stock for $525,000. In addition, the Company's stockholder is entitled to earn-out payments of up to $300,000 payable over five years. Proceeds from the sale were a combination of a cash payment and the issuance of a note in the principal sum of $175,000 bearing interest at 6% per annum. The Company's stockholder also received an employment agreement and agreed to a covenant not to compete.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

SEC registration fee	$380
Accounting fees and expenses	9,300
Legal fees and expenses	31,000
Printing and engraving expenses	18,204.93
Transfer agent fees and expenses	0
Miscellaneous fees and expenses	200

Total	$58,704.93

Item 14. Indemnification of Directors and Officers

        Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Photonics Products Group, Inc. The New Jersey Business Corporation Act provides that Section 14A:3-5 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders.

        Article IX and Article X of Photonics Products Group, Inc.'s certificate of incorporation provides that a director or officer of Photonics Products Group, Inc. shall not be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director to the fullest extent permitted by New Jersey law. In addition, Article Seventh of Photonics Products Group, Inc.'s certificate of incorporation provides that the Corporation shall indemnify its directors and officers to the fullest extent permitted by New Jersey law, including the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

(d)  Recent Sales of Unregistered Securities

        In April 2004 the Company received $1,000,000 from Clarex Ltd., a major shareholder of the Company, in exchange for the issuance pursuant to Regulation D of a three-year Subordinated Convertible Promissory Note. The Note will bear interest at the rate of 6% per annum and has a maturity date of March 31, 2007. Interest will accrue yearly and along with principal may be converted into Common Stock, (and /or securities convertible into common shares), at a conversion rate equal to the purchase price of stock issued (and/or securities issued that are convertible into Common Stock) for cash after the date of the Note to an unrelated third party investor, or if no such issuance takes place within twelve months of the date of the Note, April 2004, at a price mutually agreed upon as fair value by the Issuer and Holder. The Holder of the Note is a related party to a major shareholder of the Company.

        In 2003, the Company issued a Subordinated Convertible Promissory Note pursuant to Regulation D for proceeds of $1,500,000. The Holder of the Note, Clarex, Ltd., is a major Shareholder of the Company. The Note bears interest at the rate of 6% per annum and has a maturity date of January 31, 2006. The Note is convertible into common shares of the Company at a conversion price that shall be (a) the price at which Common Stock is first issued for cash after the date of the Note to an unrelated third party investor or (b) the price mutually agreed upon by the Issuer and Holder at its then fair market value if no such issuance has occurred within 12 months of the date of the Note, December 31, 2003.

        In 2002, the Company issued a Subordinated Convertible Promissory Note pursuant to Regulation D for proceeds of $1,000,000. The Holder of the Note, Welland, Ltd., is a related party to Clarex Ltd., a major Shareholder of the Company. The Note bears interest at the rate of 6% per annum and has a maturity date of January 31, 2006. The Note is convertible into common shares of the Company at a conversion price that shall be (a) the price at which Common Stock is first issued for cash after the date of the Note to an unrelated third party investor or (b) the price mutually agreed upon by the Issuer and Holder at its then fair market value if no such issuance has occurred within 24 months of the date of the Note, December 31, 2002.

        During the 2nd quarter of 2004 the Company entered into an agreement with an investment banking firm to raise equity via a private placement that was not registered with the Securities and Exchange Commission. In July 2004 the Company issued 1,581,000 Units consisting of 1,581,000 shares and warrants to acquire an additional 1,185,750 shares at $1.35 per share. In addition, 262,276 Warrants were issued to Casimir Capital, LP, the placement agent for the private placement. The Securities issued via the private placement were issued pursuant to Regulation D and relied upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The private placement resulted in net proceeds to the Company of approximately $1,350,000. The funds are to be utilized in the furtherance to the company's M&A program, capital equipment purchases and to meet general working capital requirements. The conversion of the above convertible notes in the aggregate principal amount of $3,500,000 is subject to a conversion price equal to the price at which equity is first raised for cash. As a result of the private placement the Notes are now convertible into an aggregate of 3,500,000 Units consisting of 3,500,000 shares of Common Stock and Warrants to acquire 2,625,000 shares of Common Stock at a price of $1.35 per share.

Item 16.

        (a)   Exhibits

Exhibit No.	Document
3.1*	Restated Certificate of Incorporation of Photonics Products Group, Inc.
3.2*	By-Laws of Photonic Products Group, Inc.
4.1*	Specimen Common Stock Certificate
4.2*	Form of Warrants issued pursuant to June 2004 Private Placement
4.3*	Form of Placement Agent Warrants issued pursuant to June 2004 Private Placement
4.4*	Promissory Note Dated September 30, 2003
4.5*	Subordinated Convertible Promissory Note dated April 1, 2004
4.6*	Subordinated Convertible Promissory Note dated October 31, 2003

4.7*	Subordinated Convertible Promissory Note dated December 31, 2002
5.1**	Opinion of Lowenstein Sandler PC
10.1*	2000 Equity Compensation Program
10.2*	Warrant dated March 31, 2004 issued to Clarex, Ltd.
10.3*	Warrant dated May 19, 2004 issued to Clarex, Ltd.
10.4*	Daniel Lehrfeld Employment Contract
11.1	An Exhibit showing the computation of per share earnings is omitted because the computation can be clearly determined from the material contained in this document.
21.1**	List of Subsidiaries
23.1**	Consent of Holtz Rubenstein Reminick LLP, Independent Auditors
23.2**	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page of the Registration Statement)

*
Previously filed.
**
Filed herewith.

        (b)   Financial Statement Schedules

REPORT OF REGISTERED CERTIFIED PUBLIC ACCOUNTANTS ON SUPPLEMENTAL SCHEDULE

  The audits referred to in our report dated March 25, 2004 relating to the consolidated financial statements of Photonic Products Group, Inc. and Subsidiaries, which is contained in Item 16 of this Form S-1, included the audits of the financial statement schedule listed in the accompanying Schedule II for the years ended December 31, 2003, 2002 and 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

  In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

Holtz Rubenstein & Co., LLP
Melville, New York

March 25, 2004

        Schedule II—Valuation and Qualifying Accounts

PHOTONICS PRODUCTS GROUP, INC.
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance At Beginning of Period	Charged (Credited) to Cost And Expenses		Acquired Balance	Deductions		Balance At End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2003	$40,000	$		$	$		$40,000
Year ended December 31, 2002	54,000					14,000	40,000
Year ended December 31, 2001	54,000						54,000
Nine months ended September 30, 2004	40,000						40,000
Reserve for Inventory Obsolescence:
Year ended December 31, 2003	$125,139		$474,861	$	$		$600,000
Year ended December 31, 2002	125,139						125,139
Year ended December 31, 2001	145,139					20,000	125,139
Nine months ended September 30, 2004	600,000		174,410				774,410

Item 17.    Undertakings

  (a)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in "Item 14—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)
  The undersigned Registrant hereby undertakes that:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Photonic Products Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on December 28, 2004.

PHOTONIC PRODUCTS GROUP, INC.
By:	/s/ DANIEL LEHRFELD Daniel Lehrfeld President and Chief Executive Officer
Dated: December 28, 2004

        Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS LENAGH* Thomas Lenagh	Chairman of the Board of Directors	December 28, 2004
/s/ DANIEL LEHRFELD Daniel Lehrfeld	President, Chief Executive Officer and Director	December 28, 2004
/s/ FRANK WIEDEMAN* Frank Wiedeman	Director	December 28, 2004
/s/ JOHN RICH* John Rich	Director	December 28, 2004
/s/ JAN WINSTON* Jan Winston	Director	December 28, 2004
/s/ WILLIAM S. MIRAGLIA William S. Miraglia	Chief Financial Officer and Secretary	December 28, 2004

*
Signed by Power of Attorney

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Lehrfeld and William Miraglia, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering which this registration statement relates) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ DANIEL LEHRFELD Daniel Lehrfeld	President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2004
/s/ WILLIAM S. MIRAGLIA William S. Miraglia	Chief Financial Officer and Secretary	August 25, 2004
/s/ THOMAS LENAGH Thomas Lenagh	Chairman of the Board of Directors	August 25, 2004
/s/ FRANK WIEDEMAN Frank Wiedeman	Director	August 25, 2004
/s/ JOHN RICH John Rich	Director	August 25, 2004
/s/ JAN WINSTON Jan Winston	Director	August 25, 2004

EXHIBIT INDEX

Exhibit No.		Document
3.1	*	Restated Certificate of Incorporation of Photonics Products Group, Inc.
3.2	*	By-Laws of Photonic Products Group, Inc.
4.1	*	Specimen Common Stock Certificate
4.2	*	Form of Warrants issued pursuant to June 2004 Private Placement
4.3	*	Form of Placement Agent Warrants issued pursuant to June 2004 Private Placement
4.4	*	Promissory Note Dated September 30, 2003
4.5	*	Subordinated Convertible Promissory Note dated April 1, 2004
4.6	*	Subordinated Convertible Promissory Note dated October 31, 2003
4.7	*	Subordinated Convertible Promissory Note dated December 31, 2002
5.1	**	Opinion of Lowenstein Sandler PC
10.1	*	2000 Equity Compensation Program
10.2	*	Warrant dated March 31, 2004 issued to Clarex, Ltd.
10.3	*	Warrant dated May 19, 2004 issued to Clarex, Ltd.
10.4	*	Daniel Lehrfeld Employment Contract
11.1		An Exhibit showing the computation of per share earnings is omitted because the computation can be clearly determined from the material contained in this document.
21.1	**	List of Subsidiaries
23.1	**	Consent of Holtz Rubenstein Reminick LLP, Independent Auditors
23.2	**	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page of the Registration Statement)

*      Previously filed.

**    Filed herewith.

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TABLE OF CONTENTS
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
OUR BUSINESS
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DESCRIPTION OF CERTAIN DEBT
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2004 (Unaudited)
INDEPENDENT AUDITORS' REPORT
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS THREE YEARS ENDED DECEMBER 31, 2003
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STATEMENTS OF OPERATIONS OF MRC PRECISION METAL OPTICS, INC. FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003 (Unaudited)
STATEMENTS OF CASH FLOWS OF MRC PRECISION METAL OPTICS, INC. FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003 (Unaudited)
NOTES TO FINANCIAL STATEMENTS YEAR ENDED DECEMBER 31, 2003 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED) AND 2003 (UNAUDITED)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
PHOTONICS PRODUCTS GROUP, INC. SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS (in thousands)
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX